UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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RESOURCES CONNECTION, INC.

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September 15, 2017

Dear Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the 2017 Annual Meeting of Stockholders of Resources Connection, Inc., to be held at 1:30 p.m. Pacific Time, on October 19, 2017, at the Company’s headquarters in Irvine, California. The formal notice of the Annual Meeting appears on the following page. The attached Notice of Annual Meeting and Proxy Statement describe the matters we expect to be acted upon at the Annual Meeting.

During the Annual Meeting, stockholders will have the opportunity to ask questions. Whether or not you plan to attend the Annual Meeting, it is important your shares be represented. Regardless of the number of shares you own, please sign and date the enclosed proxy card and promptly return it to us in the enclosed postage-prepaid envelope. Alternatively, as discussed in the Question and Answer section of the Proxy Statement, you may be eligible to vote electronically over the Internet or by telephone. If you sign and return your proxy card without specifying your choices, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.

We look forward to seeing you on October 19, 2017, and urge you to return your proxy as soon as possible.

Sincerely,

Kate W. Duchene

Chief Executive Officer

RESOURCES CONNECTION, INC.

17101 ARMSTRONG AVENUE

IRVINE, CALIFORNIA 92614

(714) 430-6400

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME:	1:30 p.m., Pacific Time, on Thursday, October 19, 2017

PLACE:	Resources Connection, Inc. 17101 Armstrong Avenue, Irvine, California 92614

ITEMS OF BUSINESS:

(1)  To vote for the election of Robert F. Kistinger, Jolene Sarkis and Anne Shih to our Board of Directors, each for a three-year term expiring at the annual meeting in 2020 and until their respective successors are duly elected and qualified;

(2) To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2018;

(3) To approve on an advisory basis Resources Connection, Inc.’s executive compensation;

(4) To approve on an advisory basis the frequency of future advisory votes on Resources Connection, Inc.’s executive compensation; and

(5) To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

RECORD DATE:	August 24, 2017 is the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

PROXY VOTING:	It is important that your shares be represented and voted at the Annual Meeting. You may vote your shares by mail by completing, signing and returning the enclosed proxy card or voting instruction form, or alternatively, you may be able to vote your shares via the Internet or by telephone. Voting instructions are printed on your proxy card or voting instruction form and included with the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.

PROXY STATEMENT

We are sending this Proxy Statement (“Proxy Statement”) to you, the stockholders of Resources Connection, Inc. (“Resources Connection” or “the Company”), a Delaware corporation, as part of our Board of Directors’ solicitation of proxies to be voted at our 2017 Annual Meeting of Stockholders (“Annual Meeting”) to be held at the Company’s headquarters in Irvine, California, at 1:30 p.m., Pacific Time, on October 19, 2017, and at any postponements or adjournments thereof. This Proxy Statement and accompanying form of proxy were first sent to stockholders on or about September 15, 2017.

We are enclosing a copy of our 2017 Annual Report to Stockholders (“Annual Report”), which includes our fiscal 2017 financial statements. Our Annual Report is not, however, part of the proxy materials.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on October 19, 2017.

This Proxy Statement and our Annual Report are also available electronically on the Company’s website at http://ir.rgp.com/annuals-proxies.cfm. The other information on our corporate website does not constitute part of this Proxy Statement.

2017 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. The following description is only a summary. For more complete information about these topics, please review our Annual Report, which contains our financial statements, and read the entire Proxy Statement carefully before voting.

FINANCIAL HIGHLIGHTS

•	We achieved revenue of $583.4 million for fiscal 2017;

•	We generated $18.7 million in net income for fiscal 2017;

•	We achieved Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and stock-based compensation expense) of $43.9 million for fiscal 2017[1];

•	We achieved an Adjusted EBITDA Margin of 7.5% for fiscal 2017[2];

•	We generated diluted earnings per share of $0.56 for fiscal 2017; and

•	We retained 100% of our top 50 clients from fiscal 2016 in fiscal 2017.

Our financial position is strong with cash of approximately $62.3 million and $28.3 million of cash provided by operating activities in fiscal 2017. Our ability to continue to generate cash allows us the flexibility of returning cash to you, our stockholders, while being opportunistic on investments for our future growth. Additionally, the Company entered into a $120 million secured revolving credit facility (“Facility”) with Bank of America in October 2016. The Facility is available for working capital and general corporate purposes, including potential acquisitions and stock repurchases. On November 21, 2016, the Company completed its Dutch auction tender offer, purchasing approximately 6.5 million shares of the Company’s common stock for approximately $104.2 million, excluding transaction costs, funded partially by borrowing $58.0 million under the Facility and using $46.2 million of cash on hand. As of the end of fiscal 2017, approximately $71 million remained available for borrowing under the Facility.

STOCKHOLDER RETURN

We returned approximately $133.1 million to stockholders during fiscal 2017 through our share repurchase and dividend programs, as well as the repurchase of shares in the modified Dutch tender offer. In the past three fiscal years, we have returned a cumulative total of almost $213.3 million to our stockholders through our share repurchase and dividend programs and the repurchase of shares in the modified Dutch tender offer.

We believe that the payment of a regular dividend, along with the continuance of our stock repurchase plan, gives us the ability to return cash to our stockholders with consistency.

Issuance of Quarterly Dividend:

In July 2010, our Board of Directors authorized the establishment of a regular quarterly dividend, subject to quarterly Board approval. This dividend has been increased each year since its introduction. In July 2017, our Board of Directors approved a 9% increase in the quarterly dividend to $0.12 per share.

Share Repurchase:

In July 2015, our Board of Directors approved a new share repurchase program, authorizing the purchase, at the discretion of the Company’s senior executives, of our common stock with an aggregate dollar limit not to

[1]

See page 40 of Resources Connection, Inc.’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on July 24, 2017, for a discussion of the adjustments made and a reconciliation of those adjustments to net income, the most directly comparable GAAP financial measure, to compute Adjusted EBITDA.

[2]	Adjusted EBITDA Margin consists of Adjusted EBITDA divided by revenue.

exceed $150 million. The program commenced in February 2016, upon exhaustion of the previous stock repurchase program of $150 million, which was approved by the Company’s Board of Directors in April 2011. As of May 27, 2017, approximately $125.1 million remains available for future repurchases of our common stock under the 2015 repurchase program.

MANAGEMENT HIGHLIGHTS

Fiscal 2017 was a year of change for the Company. Our Chief Executive Officer and our Chief Financial Officer retired. We formed a new executive team with redefined functional roles to drive a refined strategic vision for the Company, and developed an execution plan for the next five years. We completed a reduction in force with a goal to take approximately $7.0 million of cost out of our SG&A per year, affecting approximately 50 management employees. The following are the most significant changes to the management team in order of occurrence:

Change in the Chief Financial Officer

Nathan Franke, our Executive Vice President & Chief Financial Officer since 2007, retired effective August 26, 2016. Effective August 29, 2016, Herbert M. Mueller was promoted to the position of Executive Vice President and Chief Financial Officer to replace Mr. Franke. Mr. Mueller joined the Company in 2012 and previously served as Managing Director of our Atlanta, Georgia office with full oversight and operations responsibility for that practice office.

Appointment of a Chief Accounting Officer

On August 17, 2016, the Company announced the promotion of John D. Bower to the newly-created position of Chief Accounting Officer. Mr. Bower reports to the Chief Financial Officer. Since 2005, Mr. Bower served the Company as Senior Vice President, Finance. In that role, Mr. Bower was the senior finance leader responsible for the Company’s financial reporting and financial operations.

Change in the Chief Executive Officer

On October 7, 2016, Anthony C. Cherbak, President and Chief Executive Officer retired from the Company due to health issues. Mr. Cherbak has and will continue to serve the Company as a member of the Board of Directors. Consistent with the Company’s Emergency Succession Plan, the Board of Directors appointed Kate W. Duchene to the role of Interim Chief Executive Officer.

On December 16, 2016, following a search process led by a Search Committee of the Board of Directors, the Board appointed Kate W. Duchene to serve as President and Chief Executive Officer of the Company. Prior to her appointment, Ms. Duchene held the role of Chief Legal Officer, Executive Vice President, Human Resources & Secretary, for the Company, positions she held since 2000.

Resignation of the Executive Vice-President — International Operations and Procurement & Supply Chain Management

On November 16, 2016, Tracy Stephens announced his decision to leave his position as Executive Vice-President — International Operations and Procurement & Supply Chain Management of the Company and his memberships on the Boards of Directors of the Company’s international subsidiaries or affiliates. Mr. Stephens left the Company effective as of December 31, 2016.

ANNUAL MEETING

Date and Time:	1:30 p.m., Pacific Time, on Thursday, October 19, 2017

Place:	Resources Connection, Inc.

17101 Armstrong Avenue, Irvine, California 92614

Record Date:	August 24, 2017

Voting:	Stockholders as of the close of business on the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals.

Meeting Agenda

1.  Election of three directors, each for a three-year term expiring at the Company’s annual meeting in 2020 and until their respective successors are duly elected and qualified;

2.  Ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2018;

3.  Approval on an advisory basis of the Company’s executive compensation;

4.  Approval on an advisory basis of the frequency of future advisory votes on the Company’s executive compensation; and

5.  Transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Voting Matters

Detailed Information
Proposal 1 — Election of Three Directors for a Three-Year Term	page 14

The following table provides summary information about each director nominee. More detailed information may be found in the section entitled “Proposal 1. Election of Directors.”

						Committee Membership
Name	Age	Director Since	Background	Experience/ Qualification	Ind.	Comp	Audit	Nom/ Govern
Robert F. Kistinger	64	2006	Mr. Kistinger was the Chief Operating Officer of Bonita Banana Company from 2009 to 2014 and now continues to serve as an Executive Advisor to the company. He was formerly President and Chief Operating Officer of the Fresh Group of Chiquita Brands International, Inc. (“Chiquita”). Mr. Kistinger was employed at Chiquita for more than 27 years and held numerous senior management positions in accounting, financial analysis and strategic planning roles. Prior to joining Chiquita, Mr. Kistinger was with the accounting firm of Arthur	Mr. Kistinger has held leadership positions in large multinational companies with operations in Latin America, developing critical financial and international operations expertise. Mr. Kistinger’s knowledge, insight and experience are invaluable to the Company and to the Board as we continue to provide services and solutions to our clients around the world.	X		X	X

						Committee Membership
Name	Age	Director Since	Background	Experience/ Qualification	Ind.	Comp	Audit	Nom/ Govern
			Young & Company for six years and is a certified public accountant and a member of the American Institute of Certified Public Accountants
Jolene Sarkis	67	2002	Ms. Sarkis has been a private marketing and advertising consultant since 2001. Ms. Sarkis held various positions of responsibility for Time Inc. from 1985 to 2001 in sales and marketing, primarily for Time Inc.’s leading publications which include Time, People, Sports Illustrated, Fortune and Money. Ms. Sarkis served as Publisher of Fortune from 1996 to 2001 and, additionally, as President of Fortune from 1999 to 2001. She is currently Executive Vice President of CFS Restaurant Group, Inc., a position she has held since 2011.	Ms. Sarkis’ business experience in operations management and business development brings a unique skill set to the Board and to the Company in the critical areas of leadership and strategic planning, as well as marketing and human resources..	X	X
Anne Shih	70	2007	Ms. Shih is actively involved in many philanthropic endeavors, including her twenty years with the Bowers Museum in Santa Ana, California, where she currently serves as Chairwoman of the Board of Governors, a position she has held since 2010. Ms. Shih is an honorary president of the Chinese Cultural Arts Association, a position she has held since 2003 and was also Deputy Secretary of the Chinese Women’s League Los Angeles Chapter. In 2008, Ms. Shih was awarded a Certificate of Special Congressional Recognition from the U.S. Congress for her outstanding and invaluable service to the community. In 2010, Ms. Shih was made the first Official World Ambassador of Cultural Heritage for Shaanxi Province, China.	Ms. Shih’s strong business and personal relationships in Greater China are important to the Company and the Board as we expand our international footprint in Asia.	X			X

Board Recommendation — FOR each of the Board’s Director Nominees

Detailed Information
Proposal 2 — Ratification of the appointment of RSM US LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2018	page 34

For more detailed information on the appointment of RSM US LLP, please refer to the detailed information in “Proposal 2. Ratification of Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2018.”

Shareholder ratification of the appointment of RSM US LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of RSM US LLP to the stockholders for ratifications as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain RSM US LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

Set forth below is summary information with respect to RSM US LLP’s fees for services provided to the Company in fiscal 2017 and fiscal 2016.

	2017	2016
Audit Fees	$736,500	$689,400
Audit Related Fees	—	—
Tax Fees	$9,500	—
All Other Fees	—	—

Board Recommendation — FOR ratification of the appointment of RSM US LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2018

Detailed Information
Proposal 3 — Advisory Vote on the Company’s Executive Compensation	page 57

We are asking stockholders to approve, on an advisory basis, the Company’s executive compensation as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as the Compensation Discussion and Analysis). The Board of Directors recommends a FOR vote because it believes that the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving the Company’s core objectives of providing competitive pay, pay for performance, and alignment of management’s interests with the interests of long-term stockholders. In addition to reviewing the information in “Proposal 3. Advisory Vote on the Company’s Executive Compensation” and the executive compensation tables and corresponding narratives in this Proxy Statement, stockholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our core objectives. Further, the Board believes our executive compensation programs are reasonable in relation to comparable public and private companies in our industry.

Pay for Performance Orientation

•

Base Salaries.    As discussed below, the fiscal 2017 base salaries for our named executive officers (“NEOs”) identified in the Summary Compensation Table – Fiscal Years 2015-2017 included herein were adjusted in connection with the changes in the positions of our NEOs.

•

Annual Incentives.    Our Executive Incentive Plan (“EIP”) reflects a pay for performance culture. The EIP for fiscal 2017 includes quantitative and qualitative measures. No incentive compensation is earned under the EIP unless the Company achieves a threshold level of financial performance. For fiscal year 2017, the threshold level of financial performance under the EIP was the achievement of 6.5% Adjusted EBITDA performance, which the Company achieved. In fiscal year 2017, the Company achieved 92.6% and 67.8% of our revenue and Adjusted EBITDA Margin goals, respectively, under the EIP. No bonus was payable under the EIP for fiscal year 2017 based on performance against the Adjusted EBITDA Margin goal. Based on performance against the revenue goal and the Compensation Committee’s assessment of their overall performance, especially in light of the significant changes to the executive team and changes to the focus of our business in fiscal 2017, which made it an unusually difficult year to measure, the Compensation Committee awarded the EIP participants annual cash incentives for fiscal 2017 as follows:

•	Ms. Duchene was awarded a total annual incentive of $438,685, representing 33% of her maximum award opportunity or 75% of her target annual incentive opportunity; and

•	Mr. Mueller was awarded a total annual incentive of $251,904, representing 45% of his maximum award opportunity or 90% of his target annual incentive opportunity.

•

Messrs. Cherbak and Franke were not eligible to receive a bonus under the EIP for fiscal 2017 because they both retired during fiscal 2017. Mr. Bower did not participate in the EIP for fiscal 2017 because the EIP for fiscal 2017 was approved prior to his appointment as Chief Accounting Officer. Mr. Bower was awarded a discretionary bonus of $175,000 for fiscal 2017.

•

Long-Term Incentives.    In fiscal 2017, the Compensation Committee approved equity incentives, in the form of stock options, to Ms. Duchene, and Messrs. Mueller, Bower and Cherbak under our 2014 Performance Incentive Plan (“2014 Plan”). These awards vest over a four-year period. Stock options have value only if our stock price increases after the date the option is granted, thereby further aligning the interest of participating NEOs with those of our stockholders. Mr. Franke did not receive equity awards from the Company in fiscal 2017 as he had retired prior to the date the Compensation Committee approved the equity awards for fiscal 2017. Mr. Mueller also received an award of restricted stock units under our 2014 Plan in connection with his appointment as Chief Financial Officer.

The Company’s current policy is to provide stockholders with an opportunity to approve, on an advisory basis, the compensation of our NEOs each year at the annual meeting of stockholders. We have included in this Proxy Statement a proposal to approve the frequency of future advisory votes on the Company’s executive compensation and our Board of Directors recommends that we continue with the current policy of holding such a vote every year. Accordingly, it is expected that the next such vote will occur at the 2018 annual meeting of stockholders.

Board Recommendation — FOR approval of the Company’s Executive Compensation

Detailed Information
Proposal 4 — Advisory Vote on the Frequency of Future Advisory Votes on the Company’s Executive Compensation	page 59

As set forth in Proposal 4, our stockholders are being provided the opportunity to cast an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers. The Board recommends that our stockholders vote for an advisory vote on the Company’s executive compensation annually. While we believe a vote every year is the best choice for us, you are not voting to approve or disapprove the Board’s recommendation, but rather to make your own choice to have future advisory votes on executive compensation every year, every two years or every three years. You may also abstain from voting. Our Board values the opinions that our stockholders express in their votes and will take into account the outcome of the vote when determining the frequency of future advisory votes on the Company’s executive compensation.

Board Recommendation — 1 YEAR for the frequency of future advisory votes on the Company’s executive compensation

QUESTIONS AND ANSWERS

What am I voting on?

At the Annual Meeting, our stockholders will be voting on the following proposals:

1. the election of three director nominees (Robert F. Kistinger, Jolene Sarkis and Anne Shih) to our Board of Directors, each for a three-year term expiring at the annual meeting in 2020 and until his or her respective successor is duly elected and qualified;

2. the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2018;

3. the approval, on an advisory basis, of the Company’s executive compensation; and

4. the approval, on an advisory basis, of the frequency of future advisory votes on the Company’s executive compensation.

Our stockholders will also consider any other business properly raised at the Annual Meeting or any postponement or adjournment thereof.

How does the Board of Directors recommend I vote on each of the proposals?

Our Board of Directors recommends you vote FOR election to our Board of Directors of each of the three nominees for director named in Proposal 1 of this Proxy Statement; FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for fiscal 2018, as outlined in Proposal 2 of this Proxy Statement; FOR the approval, on an advisory basis, of the Company’s executive compensation, as outlined in Proposal 3 of this Proxy Statement; and 1 YEAR with respect to the approval, on an advisory basis, of the frequency of future advisory votes on the Company’s executive compensation, as outlined in Proposal 4 of this Proxy Statement.

Who can attend the Annual Meeting?

All stockholders of the Company as of the close of business on August 24, 2017, the record date, can attend the Annual Meeting. If your shares are held through a broker, bank or nominee (that is, in “street name”), you are considered the beneficial holder of such shares and if you would like to attend the Annual Meeting, you must either (1) write Alice J. Washington, our General Counsel, at 17101 Armstrong Avenue, Irvine, CA 92614; or (2) bring to the meeting a copy of your brokerage account statement or a “legal proxy” (which you can obtain from the broker, bank or nominee that holds your shares). Please note, however, that beneficial owners whose shares are held in “street name” by a broker, bank or nominee may vote their shares at the Annual Meeting only as described below under “Who is entitled to vote at the meeting?”

Who is entitled to vote at the meeting?

Stockholders of record, as of the close of business on August 24, 2017, the record date, are entitled to vote at the Annual Meeting. If you are the beneficial owner of shares held in “street name” through a broker, bank or nominee and held such shares as of the close of business on the record date, the proxy materials are being forwarded to you by your broker, bank or nominee together with a voting instruction form. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or nominee that holds your shares, giving you the right to vote the shares at the meeting. Even if you plan to attend the Annual Meeting, we recommend you submit your proxy or voting instructions in advance of the Annual Meeting so your vote will be counted if you later decide not to attend the Annual Meeting.

How do I vote?

You can vote on matters that properly come before the meeting in one of two ways: (1) by submitting a proxy or voting instructions via the Internet, telephone or by mail, or (2) by voting in person at the meeting.

If your shares are registered in the name of a broker, bank or other nominee, you will receive a voting instruction form from your broker, bank or other nominee that can be used to instruct how your shares will be voted at the Annual Meeting. You may also be eligible to submit voting instructions electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. (“Broadridge”) online program. If your bank or brokerage firm is participating in Broadridge’s program, your voting instruction form will provide instructions for such alternative methods of voting. If you submit your voting instructions via the Internet or by telephone, you do not have to return your voting instruction form by mail.

If your proxy card or voting instruction form does not reference Internet or telephone information, please complete and return the paper proxy card or voting instruction form. Sign and date each proxy card or voting instruction form you receive and return it in the postage-paid envelope.

If you return your signed proxy card or voting instruction form but do not mark the boxes showing how you wish to vote, your shares will be voted FOR election to our Board of Directors of each of the three nominees for director named in Proposal 1 of this Proxy Statement; FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for fiscal 2018, as outlined in Proposal 2 of this Proxy Statement; FOR the approval, on an advisory basis, of the Company’s executive compensation, as outlined in Proposal 3 of this Proxy Statement; and 1 YEAR with respect to the approval, on an advisory basis, of the frequency of future advisory votes on the Company’s executive compensation, as outlined in Proposal 4 of this Proxy Statement.

You have the right to revoke your proxy or voting instruction form at any time before your shares are voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy by:

•	notifying our corporate Secretary (Michelle Gouvion) in writing;

•	signing and returning a later-dated proxy card;

•	submitting a new proxy electronically via the Internet or by telephone; or

•	voting in person at the Annual Meeting.

If you are the beneficial owner of shares held in “street name” by a broker, bank or nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares at the Annual Meeting, by attending the Annual Meeting and voting in person.

Please note that attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

What is the deadline for voting my shares?

If you are a stockholder of record, please mark, sign, date and return the enclosed proxy card, which must be received before the polls close at the Annual Meeting in order for your shares to be voted at the meeting. If you are a beneficial stockholder, please follow the voting instructions provided by the bank, broker or other nominee who holds your shares.

How will voting on any other business be conducted?

Other than the proposals described in this Proxy Statement, we know of no other business to be considered at the Annual Meeting. However, if any other matters are properly presented at the meeting or any postponement or adjournment thereof, your proxy, if properly submitted, authorizes Kate W. Duchene, our President and Chief Executive Officer, or Herbert M. Mueller, our Executive Vice President and Chief Financial Officer, to vote in their discretion on those matters.

Who will count the votes?

American Stock Transfer and Trust Company will count the votes.

Who will bear the cost of soliciting votes?

The solicitation of proxies will be conducted by mail, and the Company will bear all attendant costs. These costs include the expense of preparing and mailing proxy solicitation materials and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials to beneficial owners of the Company’s common stock. The Company may conduct further solicitation personally, telephonically, through the Internet or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. At this time, the Company does not anticipate engaging the services of a proxy solicitor. The Company may incur other expenses in connection with the solicitation of proxies.

What does it mean if I receive more than one proxy card or voting instruction form?

It probably means your shares are registered differently and are in more than one account. Please sign and return each proxy card or voting instruction form you receive or, if available, submit your proxy or voting instructions electronically via the Internet or by telephone by following the instructions set forth on each proxy card or voting instruction form, to ensure all your shares are voted.

How many shares can vote?

As of the close of business on the record date, 29,899,426 shares of our common stock, including unvested shares of restricted stock, were outstanding. Each share of our common stock outstanding and each unvested share of restricted stock with voting rights on the record date is entitled to one vote on each of the three director nominees and one vote on each other matter that may be presented for consideration and action by the stockholders at the Annual Meeting.

What is the voting requirement for each of the above matters?

Proposal 1. Election of Directors.    Once a quorum has been established, under our Third Amended and Restated Bylaws (our “Bylaws”), each director nominee must receive the affirmative vote of a majority of the votes cast in order to be elected to our Board of Directors (that is, the number of shares voted “FOR” the director nominee must exceed the number of votes cast “AGAINST” that director nominee). Each stockholder will be entitled to vote the number of shares of common stock held as of the close of business on the record date by that stockholder for each director position to be filled. Stockholders will not be allowed to cumulate their votes in the election of directors.

If any of the director nominees named in Proposal 1, each of whom is currently serving as a director, is not elected at the Annual Meeting by the requisite majority of votes cast, under Delaware law, the director would continue to serve on the Board of Directors as a “holdover director.” However, under our Bylaws, any incumbent director who fails to receive a majority of the votes cast must tender his or her resignation to the Secretary of the Company promptly following certification of the election results. In such circumstances, the Board of Directors, taking into account the recommendation of the Corporate Governance and Nominating Committee of the Board of Directors, must decide whether to accept or reject the resignation and publicly disclose its decision, including the rationale behind any decision to reject the tendered resignation, within 90 days following certification of the election results.

Other Proposals.    Once a quorum has been established, under our Bylaws, approval of Proposals 2, 3 and 4 requires the affirmative vote of stockholders holding a majority of those shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Notwithstanding the above, please be advised that each of Proposals 2, 3 and 4 is advisory only and not binding on the Company or our Board of Directors. Our Board of Directors will consider the outcome of the vote on each of these items in considering what actions, if any, should be taken in response to the advisory votes by stockholders. In addition, with respect to Proposal 4, if no frequency option receives the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter, our Board of Directors will consider the option receiving the highest number of votes cast as the preferred frequency option of our stockholders.

What constitutes a quorum?

In order to transact business at the Annual Meeting, a quorum must be present. Under Delaware law and our Bylaws, a quorum is present if a majority of the shares of our common stock outstanding on the record date are present, in person or by proxy, and entitled to vote at the Annual Meeting. Because there were 29,899,426 shares outstanding as of the close of business on the record date, holders of at least 14,949,713 shares of our common stock will need to be present in person or by proxy at the Annual Meeting for a quorum to exist to transact business at the Annual Meeting.

What happens if my shares are held by a broker?

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to “routine” matters but will not be permitted to vote the shares with respect to “non-routine” matters. The ratification of the appointment of the Company’s independent registered public accounting firm in Proposal 2 is considered a routine matter and may be voted upon by your broker if you do not give instructions. However, brokers do not have discretionary authority to vote your shares on your behalf for any of the other items to be submitted for a vote of stockholders at the Annual Meeting (the election of directors, the advisory vote on the Company’s executive compensation and the advisory vote on the frequency of future advisory votes on the Company’s executive compensation). Accordingly, if you are a beneficial owner that has not submitted voting instructions to your broker and your broker exercises its discretion to vote your shares on Proposal 2, your shares will be treated as broker non-votes with respect to Proposals 1, 3 and 4 (the election of directors, the advisory vote on the Company’s executive compensation and the advisory vote on the frequency of future advisory votes on the Company’s executive compensation). There will not be any broker non-votes on Proposal 2 (ratification of the appointment of the Company’s independent registered public accounting firm for fiscal year 2018).

How will “broker non-votes” and abstentions be treated?

Broker non-votes with respect to Proposals 1, 3 and 4 (the election of directors, the advisory vote on the Company’s executive compensation and the advisory vote on the frequency of future advisory votes on the Company’s executive compensation) are counted for the purposes of calculating a quorum. However, when the broker notes on the proxy card that it lacks discretionary authority with respect to these matters and has not received voting instructions from the beneficial owner, those shares are not deemed to be entitled to vote for the purpose of determining whether stockholders have approved the matter and, therefore, will not be counted in determining the outcome of the matter.

A properly executed proxy marked “ABSTAIN” with respect to the election of one or more director nominees in Proposal 1 will not be voted with respect to the director or director nominees indicated and, therefore, will not be counted in determining the outcome of the director nominee’s election to the Board of Directors. For the remaining Proposals, a properly executed proxy marked “ABSTAIN” with respect to the proposal has the same effect as a vote “AGAINST” the matter or, in the case of Proposal 4, a vote not in favor of any of the proposed frequency options. In all cases, a properly executed proxy marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

When must notice of business to be brought before an annual meeting be given and when are stockholder proposals and director nominations due for the 2018 annual meeting?

Advance Notice Procedures.    Under our Bylaws, business, including director nominations, may be brought before an annual meeting if it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the discretion of our Board of Directors or by a stockholder entitled to vote who has delivered notice to our corporate secretary (containing certain information specified in our Bylaws) not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (for next year’s annual meeting, no earlier than the close of business on June 21, 2018, and no later than the close of business on July 21, 2018). These requirements are separate from and in addition to the requirements of the SEC that a stockholder must meet in order to have a stockholder proposal included in next year’s proxy statement.

Stockholder Proposals for the 2018 Annual Meeting.    Written notice of stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2018 annual meeting of stockholders must be received no later than May 18, 2018. In addition, all proposals will need to comply with Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

How do I obtain a copy of the Annual Report on Form 10-K that Resources Connection filed with the SEC?

A copy of the Company’s most recent Annual Report has been included with this Proxy Statement. If you desire another copy of our Annual Report or would like a copy of our Annual Report on Form 10-K filed with the SEC (including the financial statements and the financial statement schedules), we will provide one to you free of charge upon your written request to our Investor Relations Department at 17101 Armstrong Avenue, Irvine, California 92614, or from our Investor Relations website at http://ir.rgp.com.

How may I obtain a separate set of proxy materials?

If you share an address with another stockholder, you may receive only one set of proxy materials (including this Proxy Statement and our Annual Report) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials, please request the additional copies by contacting our Investor Relations Department at 17101 Armstrong Avenue, Irvine, California 92614, or by telephone at 714-430-6400. A separate set of proxy materials will be sent promptly following receipt of your request.

If you are a stockholder of record and wish to receive a separate set of proxy materials in the future, or if you are a stockholder at a shared address to which we delivered multiple copies of this Proxy Statement or the Annual Report and you desire to receive one copy in the future, please contact our Investor Relations Department at 17101 Armstrong Avenue, Irvine, California 92614, or by telephone at 714-430-6400.

If you hold shares beneficially in street name, please contact your broker, bank or nominee directly if you have questions, require additional copies of this Proxy Statement or our Annual Report, or wish to receive multiple reports by revoking your consent to house holding.

PROPOSAL 1. ELECTION OF DIRECTORS

Our Board of Directors consists of nine directors. Our Amended and Restated Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms. At this year’s Annual Meeting, we will be electing three directors, each to serve a term of three years expiring at our 2020 Annual Meeting and until his or her successor is duly elected and qualified.

Each of the nominees, Robert F. Kistinger, Jolene Sarkis and Anne Shih, is presently a member of our Board of Directors, having served on the Company’s Board since 2006, 2002 and 2007, respectively. The Board of Directors, acting upon the recommendation of the Corporate Governance and Nominating Committee, recommends the stockholders vote in favor of the election of the nominees named in this Proxy Statement to serve as members of our Board of Directors. (See “Director Nominees” below).

In recommending director nominees for selection by the Board, the Corporate Governance and Nominating Committee considers a number of factors, which are described in more detail below under “Board of Directors —Corporate Governance and Nominating Committee.” In considering these factors, the Corporate Governance and Nominating Committee and the Board consider the fit of each individual’s qualifications and skills with those of the Company’s other directors in order to build a Board of Directors that, as a whole, is effective, collegial and responsive to the Company and its stockholders.

The six directors whose terms do not expire in 2017 are expected to continue to serve after the Annual Meeting until such time as their respective terms of office expire and their respective successors are duly elected and qualified. (See “Continuing Directors” below.)

If at the time of the Annual Meeting any of the nominees should be unable or unwilling for good cause to serve if elected, the persons named as proxy on the proxy card will vote for such substitute nominee or nominees, if any, as our Board of Directors recommends or, if no substitute nominee is recommended by our Board of Directors, for the remaining nominees, leaving a vacancy, unless our Board of Directors chooses to reduce the number of directors serving on the Board. Each of the nominees has consented to be named in this Proxy Statement and to serve if elected.

Following is biographical information about each nominee and each director. This description includes the principal occupation of and directorships held by each director for at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to the Board’s conclusion that each nominee and director should serve as a member of the Company’s Board of Directors.

Director Nominees

The individuals standing for election are:

Robert F. Kistinger Age 64 Director since August 2006	Mr. Kistinger was the Chief Operating Officer of Bonita Banana Company from 2009 to 2014 and now continues to serve as an Executive Advisor to the company. He was formerly President and Chief Operating Officer of the Fresh Group of Chiquita Brands International, Inc. (“Chiquita”). Mr. Kistinger was employed at Chiquita for more than 27 years and held numerous senior management positions in accounting, financial analysis and strategic planning roles. Prior to joining Chiquita, Mr. Kistinger was with the accounting firm of Arthur Young & Company for six years and is a certified public accountant and a member of the American Institute of Certified Public Accountants

Key experience, qualifications, attributes and skills:

Mr. Kistinger has held leadership positions in large multinational companies with operations in Latin America, developing critical financial and international operations expertise. Mr. Kistinger’s knowledge, insight and experience are invaluable to the Company and to the Board as we continue to provide services and solutions to our clients around the world.

Jolene Sarkis Age 67 Director since April 2002	Ms. Sarkis has been a private marketing and advertising consultant since 2001. Ms. Sarkis held various positions of responsibility for Time Inc. from 1985 to 2001 in sales and marketing, primarily for Time Inc.’s leading publications which include Time, People, Sports Illustrated, Fortune and Money. Ms. Sarkis served as Publisher of Fortune from 1996 to 2001 and, additionally, as President of Fortune from 1999 to 2001. She is currently Executive Vice President of CFS Restaurant Group, Inc., a position she has held since 2011.

Key experience, qualifications, attributes and skills:

Ms. Sarkis’ business experience in operations management and business development brings a unique skill set to the Board and to the Company in the critical areas of leadership and strategic planning, as well as marketing and human resources.

Anne Shih Age 70 Director since October 2007	Ms. Shih is actively involved in many philanthropic endeavors, including her 25 years with the Bowers Museum in Santa Ana, California, where she currently serves as Chairwoman of the Board of Governors, a position she has held since 2010. Ms. Shih is an honorary president of the Chinese Cultural Arts Association, a position she has held since 2003 and was also Deputy Secretary of the Chinese Women’s League Los Angeles Chapter. In 2008, Ms. Shih was awarded a Certificate of Special Congressional Recognition from the U.S. Congress for her outstanding and invaluable service to the community. In 2010, Ms. Shih was made the first Official World Ambassador of Cultural Heritage for Shaanxi Province, China.

Key experience, qualifications, attributes and skills:

Ms. Shih’s strong business and personal relationships in Greater China are important to the Company and the Board as we continue to expand our international operations in Asia.

The Board of Directors unanimously recommends that stockholders vote FOR each of the nominees set forth above.

Continuing Directors:

The following persons are the members of our Board of Directors whose terms of office do not expire until after the Annual Meeting and who are therefore not standing for re-election at the Annual Meeting:

Anthony Cherbak Age 63 Director since August 2009 Mr. Cherbak’s term of office as one of our directors expires at the Annual Meeting in 2019.	In October 2016, Mr. Cherbak retired from the Company as Chief Executive Officer but has continued to serve as a member of the Board of Directors, a position he has held since 2009. Mr. Cherbak served as the Company’s Chief Executive Officer and President from 2013 to 2016 and was the Company’s President and Chief Operating Officer from 2009 to 2013. He previously held the positions of Executive Vice President of Operations from July 2005 to August 2009 and President of International Operations from November 2008 to August 2009. He joined the Company in July 2005 from Deloitte & Touche LLP, a professional services firm, where he spent the majority of his career as an audit partner in the Orange County, California office. While with Deloitte & Touche LLP, Mr. Cherbak led the firm’s consumer business practice for its Pacific Southwest region and most recently served as the Partner in Charge of the Orange County audit practice.

Key experience, qualifications, attributes and skills:

Mr. Cherbak brings to the Board over 35 years of professional services, operations and financial management experience. This experience uniquely qualifies him to advise the Company in its growth strategy and containment of costs. Mr. Cherbak’s former service as an Executive Officer of the Company allows him to bring to the Board insight into the operations of the Company, its challenges and opportunities for growth.

Susan J. Crawford Age 70 Director since May 2009 Ms. Crawford’s term of office as one of our directors expires at the Annual Meeting in 2018.	Ms. Crawford currently serves as a Senior Judge on the United States Court of Appeals for the Armed Forces, a position she has held since September 2006. A veteran lawyer of more than 30 years, Ms. Crawford served as a member of the court of appeals bench from 1991 to 2006 and also served as General Counsel of the Army, special counsel to the Secretary of Defense, and Inspector General of the Department of Defense. In February 2007, Ms. Crawford was appointed by the Secretary of Defense to serve a three-year term as the convening authority in charge of the Office of Military Commissions, during which time she oversaw the military process and procedures at Guantanamo Bay. After serving as the Chairperson of the Board of Trustees of Bucknell University from 2003 to 2009, Ms. Crawford currently serves on the Finance and Academic Affairs and Campus Life Committees, having served in prior years on the Trusteeship, Human Resources and Compensation Committees. Ms. Crawford is also a member of the New England Law School Board of Trustees.

Key experience, qualifications, attributes and skills:

Ms. Crawford’s credentials and years of legal experience in private practice and the public sector make her a trusted advisor as the Company continues to expand our legal services practice. In addition, her ongoing board service at Bucknell University brings valuable experience related to matters of ethics and corporate governance.

Neil F. Dimick Age 68 Director since November 2003 Mr. Dimick’s term of office as one of our directors expires at the Annual Meeting in 2019.	Prior to joining the Board, Mr. Dimick served as Executive Vice President and Chief Financial Officer of AmerisourceBergen Corporation, a pharmaceutical services provider, from August 2001 to May 2002. He served as Senior Executive Vice President and Chief Financial Officer of Bergen Brunswig Corporation, as well as a director and a member of the Bergen Board’s Finance, Investment and Retirement Committees, for more than five years prior to its merger with AmeriSource Health in 2001. Mr. Dimick began his professional career as a corporate auditor with Deloitte & Touche LLP, a professional services firm. He was a partner with the firm for eight years and served for two years as the National Director of the firm’s Real Estate Industry Division. Mr. Dimick currently serves on the Board of Directors of WebMD Health Corp., where he serves as a member of the Executive and Audit Committees and as Chairman of the Nominating and Governance Committees; Mylan, Inc., where he serves as Chairperson of the Audit and member of the Executive, Finance and Compensation Committees; and Alliance HealthCare Services, Inc., where he serves as Chairperson of the Audit Committee and member of the Strategic Planning and Finance and Nominating and Corporate Governance Committees. Mr. Dimick formerly served on the board of Thoratec Corporation, where he was Chairman of the Board and a member of the Audit and Corporate Governance and Nominating Committees.

Key experience, qualifications, attributes and skills:

Mr. Dimick brings to the Board and the Audit Committee he chairs, 20 years of public accounting experience, including eight years as a partner at Deloitte & Touche LLP, experience as a Chief Financial Officer for a large-cap publicly traded international company and continued involvement with public company boards and board committees, all of which provide our Board with in-depth knowledge of the many critical financial and risk-related issues facing public companies today.

Donald B. Murray Age 70 Director since April 1999 Mr. Murray’s term of office as one of our directors expires at the Annual Meeting in 2018.

Mr. Murray founded Resources Connection in June 1996 and served as our Managing Director from inception until April 1999. From April 1999 through May 2008, Mr. Murray served as our Chief Executive Officer and President and as our Chairman of the Board. On June 1, 2008, Mr. Murray resigned as President and Chief Executive Officer, but remained as Executive Chairman of the Board of Directors. Mr. Murray reassumed the position of Chief Executive Officer on July 22, 2009. On August 31, 2015, Mr. Murray retired as an employee of the Company. At the request of the Board, Mr. Murray agreed to remain in service to the Company as a non-employee director and Chairman of the Board.

Prior to founding Resources Connection, Mr. Murray was Partner in Charge of Accounting and Assurance Services for the Orange County, California office of Deloitte & Touche LLP, a professional services firm, from 1988 to 1996. From 1984 to 1987, Mr. Murray was the Partner in Charge of the Woodland Hills office of Touche Ross & Co., a predecessor firm to Deloitte & Touche LLP, an office he founded in 1984. Mr. Murray currently serves on the Board of Directors for two non-profit organizations, the University of Southern California’s Marshall School of Business and the USC Center for Innovation.

Key experience, qualifications, attributes and skills:

In addition to his career credentials as a partner with Deloitte & Touche LLP, as the Company’s founder, he developed the Company’s business model and vision. Mr. Murray brings to the Board an intimate, first-hand knowledge of the Company’s operations, culture and people.

A. Robert Pisano Age 74 Director since November 2002 Mr. Pisano’s term of office as one of our directors expires at the Annual Meeting in 2018.	Mr. Pisano has served as our Lead Independent Director since 2004. Mr. Pisano is a business consultant, an activity he began in September 2011, and served as a Strategic Advisor to IMAX Corporation, a leading entertainment technology company until December 2015. Mr. Pisano was the President and Chief Operating Officer of the Motion Picture Association of America from October 2005 until September 2011, and was the interim Chief Executive Officer from January 2010 until March 2011. He served as the National Executive Director and Chief Executive Officer of the Screen Actors Guild from September 2001 to April 2005. From August 1993 to August 2001, he was Executive Vice President, then Vice Chairman and Consultant to Metro-Goldwyn-Mayer, Inc. (“MGM”). Prior to joining MGM, Mr. Pisano was Executive Vice President of Paramount Pictures from May 1985 to June 1991, serving as General Counsel and a member of the Office of the Chairman. From 1969 to 1985, Mr. Pisano was an associate and then a partner with the law firm O’Melveny & Myers LLP. Mr. Pisano was formerly a director of StateNet, a legislative and regulatory reporting service, and was until June 30, 2016, Chairman of the Board for the Motion Picture and Television Fund. Effective July 31, 2012, Mr. Pisano was elected to the Boards of FPA Paramount Fund and FPA Perennial Fund. He previously served on the Boards of the FPA Group of Funds, including Paramount, Perennial, New Income, Crescent and Capital, where he sat on the audit committees from 2002 to 2008, and as a director of Netflix, Inc. until October 2005. He was since elected to the Boards of FPA Capital, New Income and International Funds, as well as Source Capital and Crescent Funds, all FPA funds.

Key experience, qualifications, attributes and skills:

Mr. Pisano’s 20 years of experience as a partner specializing in business litigation while at O’Melveny & Myers LLP, followed by his hands-on management of international business operations, marketing and business development while employed by the leaders in the entertainment industry provide a wealth of experience, especially in the areas of acquisitions and legislative and regulatory affairs, to the Board and to the Company.

Michael H. Wargotz Age 59 Director since May 2009 Mr. Wargotz’s term of office as one of our directors expires at the Annual Meeting in 2018.	Mr. Wargotz is currently the Chairman of Axcess Ventures, an affiliate of Axcess Worldwide, a partnership development company, a position he has held since July 2011. Previously, he served as the Chief Financial Officer of The Milestone Aviation Group, LLC from August 2010 through June 2011, Co-Chairman of Axcess Luxury and Lifestyle, from August 2009 through July 2010, and Chief Financial Advisor of NetJets, Inc., a leading provider of private aviation services from December 2006 through August 2009. From June 2004 until November 2006, he was a vice president of NetJets. Mr. Wargotz currently serves on the Board of Directors of Wyndham Worldwide Corporation as Chair of its Audit Committee and a member of its Executive Committee.

Key experience, qualifications, attributes and skills:

Mr. Wargotz brings to the Board more than 30 years of experience as a financial professional and advisor in leadership roles for both public and private companies and is an experienced public company board member.

The Board of Directors unanimously recommends a vote FOR election to the Board of Directors of each of the three director nominees named in this Proxy Statement.

EXECUTIVE OFFICERS

The following table sets forth information about our current executive officers. Each of our executive officers serves at the pleasure of the Board of Directors:

Name	Age	Position
Kate W. Duchene	54	Chief Executive Officer and President
Herbert M. Mueller	60	Chief Financial Officer and Executive Vice President
John D. Bower	56	Chief Accounting Officer

Kate W. Duchene.    Effective December 14, 2016, Ms. Duchene was named our Chief Executive Officer and President. Between 1999 and 2016, Ms. Duchene was our Chief Legal Officer, and since 2000, Ms. Duchene held the positions of corporate Secretary and Executive Vice President of Human Resources. Prior to joining Resources Connection, Ms. Duchene practiced law with O’Melveny & Myers LLP, an international law firm, in Los Angeles, California, specializing in labor and employment matters. Ms. Duchene was with O’Melveny & Myers LLP from October 1990 through December 1999.

Herbert M. Mueller.    Effective August 29, 2016, Herbert M. Mueller was named our Executive Vice President and Chief Financial Officer. Prior to his appointment as the Executive Vice President and Chief

Financial Officer, Mr. Mueller served as the Company’s Managing Director in the Atlanta practice from November 2013 to August 2016 and as a Director of Client Service from January 2012 to November 2013. Prior to joining the Company, Mr. Mueller served as Senior Vice President and Chief Financial Officer of TAA Partners, Inc. and Chief Financial Officer of Delta Apparel.

John D. Bower.    Effective August 17, 2016, Mr. Bower was appointed as our Chief Accounting Officer. Prior to his appointment as Chief Accounting Officer, Mr. Bower served as our Senior Vice President of Finance from 2005 to 2016 and controller from 1998 to 2005. Prior to joining the Company, Mr. Bower spent nine years with Deloitte and served as the Director of SEC Reporting at FHP International for five years.

BOARD OF DIRECTORS

Board Leadership Structure

The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman of the Board and Chief Executive Officer of the Company in any way that is in the best interests of the Company and its stockholders at a given point in time. The Board believes that the decision as to who should serve as Chairman of the Board and Chief Executive Officer, and whether these offices should be combined or separate, should be assessed periodically by the Board, and that the Board should not be constrained by a rigid policy mandating that such positions be separate. The Company currently separates the roles of Chief Executive Officer and Chairman of the Board, with Mr. Murray currently serving as Chairman of the Board. Ms. Duchene serves as our Chief Executive Officer and is the individual with primary responsibility for managing the Company’s day-to-day operations with in-depth knowledge and understanding of the Company. Ms. Duchene does not currently serve as a member of our Board of Directors. This leadership structure permits Mr. Murray, our Chairman of the Board, to focus on providing guidance to our Chief Executive Officer and sets the agenda for, and presides over, meetings of the Board of Directors. By having a separate Chairman of the Board, the Company maintains an independent perspective on the Company’s business affairs. Mr. Murray, our Company’s founder, has served as Chairman of the Board in a non-employee director status since his retirement as an employee and executive officer of the Company in August 2015. Because Mr. Murray served in an executive officer position during his tenure as Executive Chairman, he is not deemed independent pursuant to NASDAQ Listing Rules. Therefore, the Board has designated A. Robert Pisano to serve as Lead Independent Director, with responsibilities that are similar to those typically performed by an independent chairman. Coupled with a Lead Independent Director who is appointed annually by the Board, this combined structure provides independent oversight while avoiding unnecessary confusion regarding the Board’s oversight responsibilities and the day-to-day management of business operations.

The responsibilities of our Chairman and our Lead Independent Director are summarized in the table below.

Chairman	Lead Independent Director
Calls meetings of the Board and stockholders	Calls meetings of the independent directors
Chairs meetings of the Board and the annual meeting of stockholders	Sets agenda and chairs executive sessions of the independent directors
Establishes Board meeting schedules and agendas	Available to chair meetings of the Board when there is a potential conflict of interest with the Chairman on issues to be discussed or the Chairman is absent
Ensures that information provided to the Board is sufficient for the Board to fulfill its primary responsibilities	Provides input to the Chairman on the scope, quality, quantity and timeliness of the information provided to the Board
Communicates with all directors on key issues and concerns outside of Board meetings	Serves as a conduit to the Chairman of views and concerns of the independent directors
With the Lead Independent Director, jointly recommends Committee Chair positions to full Board and the Corporate Governance and Nominating Committee	Collaborates with the Corporate Governance and Nominating Committee on questions of possible conflicts of interest or breaches of the Company’s governance principles by other directors, including the Chairman

Chairman	Lead Independent Director
Provides suggestions to the Corporate Governance and Nominating Committee with respect to the composition and structure of the Board and Board recruitment efforts	Oversees the process of hiring or firing a Chief Executive Officer, including any compensation arrangements
Leads the Board review of management succession and development plans	Recommends to the Board the retention of outside advisors who report directly to the Board
Represents the Company to, and interacts with, external stockholders and employees	Participates with the Compensation Committee Chair in communicating performance feedback and compensation decisions to the Chief Executive Officer

The Board believes the Company’s corporate governance measures ensure that strong, independent directors continue to oversee effectively the Company’s management and key issues related to executive compensation, evaluation of our Chief Executive Officer and succession planning, strategy, risk, and integrity.

Director Independence

As required by the Company’s Corporate Governance Guidelines and Committee Charters, our Board of Directors has determined that each of Ms. Crawford, Mr. Dimick, Mr. Kistinger, Mr. Pisano, Ms. Sarkis, Ms. Shih and Mr. Wargotz is an “independent director” under the NASDAQ Listing Rules. Mr. Murray was employed as an executive officer until August 31, 2015, and Mr. Cherbak is currently employed as an Executive Advisor to the Company and, accordingly, neither qualifies as an “independent director” under the NASDAQ Listing Rules. There were no transactions, relationships or arrangements engaged in by these directors which the Board considered in making its independence determination.

Committees of the Board of Directors

The Company’s standing Board committees consist of (1) an Audit Committee, (2) a Compensation Committee, and (3) a Corporate Governance and Nominating Committee. Each committee of the Board is comprised entirely of independent directors under the NASDAQ Listing Rules and, for members of the Audit Committee, the applicable rules of the SEC. As referenced above, the Board of Directors also designates a Lead Independent Director to serve as a representative for the independent directors and to facilitate communications among the independent directors and management. The following identifies the members of each of the Company’s standing Board committees and indicates the number of meetings held by each committee during fiscal 2017:

	Audit	Compensation	Corporate Governance and Nominating	Board of Directors
A. Robert Pisano, Lead Independent Director		Member	Chair	Independent
Susan Crawford			Member	Independent
Neil Dimick	Chair	Member		Independent
Robert Kistinger	Member		Member	Independent
Jolene Sarkis		Chair		Independent
Anne Shih			Member	Independent
Michael Wargotz	Member	Member		Independent
Number of Fiscal Year 2017 Meetings Held	8	7	4	8

Attendance at Meetings

Our Board of Directors met eight times during fiscal 2017. All directors attended at least 75% of the aggregate of Board of Directors meetings and meetings of the committees upon which he or she serves. The Company’s policy is that directors should make themselves available to attend the Company’s annual meeting of stockholders. All members of our Board attended our 2016 annual meeting either in person or telephonically.

Committee Charters

The Board of Directors annually reviews and approves the charter of each of the committees. The Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee Charters were reviewed and approved on July 27, 2017 and are available on the Investor Relations — Corporate Governance section of the Company’s website at www.rgp.com.

Corporate Governance and Nominating Committee

The current members of the Corporate Governance and Nominating Committee are Mr. Pisano (Chairperson), Ms. Crawford, Mr. Kistinger and Ms. Shih. The Corporate Governance and Nominating Committee met four times during fiscal 2017.

Governance-Related Duties.    The Corporate Governance and Nominating Committee is responsible for overseeing the corporate governance principles applicable to the Company, and the Company’s Code of Business Conduct and Ethics, which is reviewed by the entire Board of Directors annually. See “Corporate Governance Guidelines and Code of Business Conduct and Ethics” below. In addition, the Corporate Governance and Nominating Committee annually reviews the Company’s compliance with the NASDAQ Listing Rules and reports the conclusions of such review to the Board.

Nominating-Related Duties.    The Corporate Governance and Nominating Committee is also responsible for overseeing the process of nominating individuals to stand for election or re-election as directors. In doing so, the Corporate Governance and Nominating Committee reviews and makes recommendations to the Board with respect to the composition of the Board, tenure of Board members, and qualifications, skills and attributes for new directors. The Corporate Governance and Nominating Committee may also retain a professional executive search firm, on an as-needed basis, to assist in the identification and recruitment of independent Board candidates. The Company did not retain a professional executive search firm during fiscal 2017 for Board member recruitment activities. While the Corporate Governance and Nominating Committee normally is able to identify an ample number of qualified candidates from its own resources and from candidates identified by a professional executive search firm, it will consider stockholder suggestions of persons to be considered as nominees, as further described below. Any director candidates recommended by the Company’s stockholders in accordance with the Company’s policy regarding such recommendations will be given consideration by the Corporate Governance and Nominating Committee, consistent with the process used for all candidates and in accordance with the Company’s policy regarding such recommendations.

Selection of Director Candidates.    The Corporate Governance and Nominating Committee’s process for identifying and evaluating new director candidates is as follows. If determined appropriate, the Corporate Governance and Nominating Committee may retain a professional executive search firm to assist the Corporate Governance and Nominating Committee in managing the overall process, including the identification of new director candidates who meet certain criteria set from time to time by the Corporate Governance and Nominating Committee. All potential new director candidates, whether identified by the search firm, stockholders or Board members, are then reviewed by the Corporate Governance and Nominating Committee, our executive officers, and at times by the search firm. In the course of this review, some candidates are eliminated from further consideration because of conflicts of interest, unavailability to attend Board or committee meetings or other relevant reasons. The Corporate Governance and Nominating Committee then decides which of the remaining candidates most closely match the established criteria, described in the subsequent paragraph, and are therefore deserving of further consideration. The Corporate Governance and Nominating Committee then discusses these new director candidates, decides which of them, if any, should be pursued, gathers additional information if desired, conducts interviews and decides whether to recommend one or more of the candidates to the Board of Directors for nomination. In connection with this review, the Corporate Governance and Nominating Committee also reviews and considers each of the incumbent directors for continuing Board membership after his or her term expires. The Board discusses the Corporate Governance and Nominating Committee’s recommended candidates, decides if any additional interviews or further background information is desirable and, if not, decides whether to nominate one or more candidates. Those nominees are named in the proxy statement for election by the stockholders at the annual meeting (or, if between annual meetings, the nominees may be elected by the Board itself to fill any vacancies on the Board).

In order to be recommended by the Corporate Governance and Nominating Committee, a candidate must meet the following selection criteria, as described in the Company’s Corporate Governance Guidelines: personal integrity, intelligence, relevant business background, independence, expertise in areas of importance to the Company’s objectives, and sensitivity to the Company’s corporate culture and responsibilities. The Corporate Governance and Nominating Committee does not have a formal policy regarding the consideration of diversity in identifying director nominees, but looks for individuals with specific qualifications so that the Board as a whole may maintain an appropriate mix both of experience, background, expertise and skills, and of age, gender, and ethnic and racial diversity. These specific qualifications may vary from one year to another, depending upon the composition of the Board at that time.

Below, we identify and describe the key experience, qualifications, attributes and skills the Committee considers important in light of Resources Connection’s business:

•

Business Sector Knowledge and International Experience.    We value directors with backgrounds that include the many business sectors that make up our core business — finance and accounting, risk management, information management, human capital, supply chain, legal and regulatory, corporate advisory and restructuring services. In order to continue to operate and expand as a global multinational professional services firm, we also look for directors with international expertise.

•

Management, Accounting and Finance Expertise.    We value management experience in our directors as it provides a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth. While we require specific financial qualifications and expertise for Audit Committee membership, we expect all of our directors to be financially knowledgeable.

•

Business Judgment, Leadership and Strategic Vision.    We value directors with experience in significant leadership positions who are able to provide sound business judgment, share tested leadership skills and have the insight necessary to formulate a strategic vision.

Director Candidates Recommended by Stockholders.    The Corporate Governance and Nominating Committee will consider individuals for nomination to stand for election as directors who are recommended to it in writing by any Resources Connection stockholder. Any stockholder wishing to recommend an individual as a nominee for election at the Annual Meeting of Stockholders to be held in 2018 should send a signed letter of recommendation, to be received before May 21, 2018, to the following address: Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614: Attn: Alice J. Washington, General Counsel. Recommendation letters must state the reasons for the recommendation and contain the full name and address of each proposed nominee as well as brief biographical information setting forth past and present directorships, employment, occupations and civic activities. Any such recommendation should be accompanied by a written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director. Our Bylaws include additional requirements regarding nominations of persons at a stockholders’ meeting other than by the Board of Directors. See “Questions and Answers — When must notice of business to be brought before an annual meeting be given and when are stockholder proposals and director nominations due for the 2018 annual meeting?”

Compensation Committee

The current members of the Compensation Committee are Ms. Sarkis (Chairperson), Mr. Dimick, Mr. Pisano and Mr. Wargotz. The Compensation Committee met seven times during fiscal 2017.

The Compensation Committee is responsible for discharging the Board of Directors’ responsibilities relating to the compensation of the Company’s NEOs. The Compensation Committee reviews and approves the compensation arrangements, plans, policies and programs that apply to our NEOs. Pursuant to the written charter of the Compensation Committee, its principal responsibilities include, among other things:

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To review and approve the goals and objectives relevant to the compensation of our Chief Executive Officer, to evaluate the performance of our Chief Executive Officer and to determine the terms of the compensatory agreements and arrangements for our Chief Executive Officer;

•	To review and approve all of the Company’s compensation programs applicable to our other executive officers, including all forms of salary and grants of annual incentives and equity compensation;

•

To approve any new compensation plan or any material change to an existing compensation plan available to executive officers and to make recommendations to the Board of Directors with respect to equity and incentive plans subject to stockholder approval;

•	To review and approve severance or similar payments to the Company’s executive officers; and

•	To review and evaluate the Company’s long-term strategy of employee compensation and utilization of different types of compensation plans in consultation with senior management.

The Compensation Committee’s charter permits it to delegate duties and responsibilities to sub-committees or the Company’s management. However, the Compensation Committee has no current intention to delegate any of its authority with respect to determining executive officer compensation to any sub-committee or to management. The Compensation Committee takes into account our Chief Executive Officer’s recommendations regarding the corporate goals and objectives, performance evaluations and compensatory arrangements for the Company’s executive officers other than the Chief Executive Officer. In particular, the Compensation Committee considered the Chief Executive Officer’s recommendations regarding the appropriate base salaries and annual incentive compensation opportunity payouts under the EIP for fiscal 2017 for our NEOs (other than for our Chief Executive Officer whose base salary and annual incentive compensation was determined by the Compensation Committee and our Chief Accounting Officer whose base salary was determined by our Chief Executive Officer, in conjunction with our Chief Financial Officer and Director of Compensation, because Mr. Bower had not yet been appointed our Chief Accounting Officer at the time such base salary rates were established. Likewise, Mr. Bower’s bonus was determined by our Chief Financial Officer.

Pursuant to its charter, the Compensation Committee is authorized in its sole discretion to retain compensation consultants to assist it in carrying out its duties. The Compensation Committee has the authority to approve any compensation consultant’s fees and other retention terms. The Compensation Committee determines whether to retain a compensation consultant on an annual basis in light of the status of the management team and the business needs of the organization at the relevant time. The Compensation Committee did not engage a compensation consultant during fiscal 2017 to provide advice or recommendations on the amount or form of executive and director compensation. In order to assist the Compensation Committee’s evaluation of executive compensation, however, during fiscal 2017, the Company subscribed to Main Data Group Inc.’s Snapshot Data Platform, which is a web-based provider of historical information, products and proprietary survey data regarding executive compensation. The Compensation Committee used this data generally as background information to assist in its decision making process.

Audit Committee

During fiscal 2017, the Audit Committee of our Board of Directors consisted of three non-employee directors, Mr. Dimick (Chairperson), Mr. Kistinger and Mr. Wargotz. All three members of the Audit Committee qualify as financial experts. The Audit Committee met eight times during fiscal 2017.

The Audit Committee reviews our auditing, accounting, financial reporting and internal control functions, appoints and engages, on behalf of our Board of Directors, the Company’s independent registered public accounting firm and oversees the Company’s risk assessment and risk management policies. The Audit Committee also reviews and approves the provision of services by our independent registered public accounting firm, as described under “Proposal 2. Ratification of the Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2018” below, under the caption “All Other Fees”, to ensure such services are compatible with maintaining the independence of the independent registered public accounting firm. In discharging its duties, the Audit Committee:

•	Appoints, compensates, retains and oversees the work of the independent registered public accounting firm;

•	Reviews and approves the scope of the annual audit and the independent registered public accounting firm’s fees;

•	Meets independently with our internal finance and audit staff, our independent registered public accounting firm and our senior management; and

•

Consults with our independent registered public accounting firm with regard to the plan of audit, the results of the audit and the audit report and confers with the independent registered public accounting firm regarding the adequacy of internal accounting controls.

The Board’s Role in Risk Oversight

The Board has an active role, as a whole and through its committees, in overseeing management of the Company’s risks. The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial and strategic risks. Also, the involvement of the Board in reviewing, approving and monitoring our fundamental financial and business strategies, as contemplated by our corporate governance documents, is critical to the determination of the types and appropriate levels of risk the Company undertakes. The Board’s committees, all comprised solely of independent directors, assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Compensation Committee oversees the management of risks relating to our executive compensation plans and arrangements. The Corporate Governance and Nominating Committee oversees the management of risks associated with the composition of the Board of Directors and other types of corporate governance risks within its area of responsibility. The Audit Committee oversees the Company’s risk assessment and management policies, particularly the management of financial risks and also receives regular reports from our Vice President of Internal Audit, who directly reports to the Chairperson of the Audit Committee. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through the committee reports regarding such risks. This process enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Our Board of Directors believes the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and, therefore, do not materially affect its choice of leadership structure as described under “Board Leadership Structure” above.

Risk Assessment of Compensation Programs

We have reviewed our compensation programs across the Company to determine whether they encourage unnecessary or excessive risk taking, and we have concluded that they do not.

In particular, as to our compensation arrangements for our NEOs, the Compensation Committee takes risk into account in establishing and reviewing these arrangements. The Compensation Committee believes that our executive compensation arrangements do not encourage unnecessary or excessive risk taking for several reasons. First, the base salaries of our NEOs are fixed in amount and thus do not encourage risk taking. Second, while our annual incentive program focuses on achievement of short-term or annual goals and short-term goals may encourage the taking of short-term risks at the expense of long-term results, the annual incentive program is only one component of our overall compensation program and balanced by the focus of our long-term incentive awards on driving longer-term stockholder gains. Third, the Compensation Committee retains authority to exercise its discretion in determining the amount to award under the qualitative component of our NEO annual incentive program based on its subjective assessment of the Company’s performance, the executive’s individual performance, and any other factors the Compensation Committee may consider — including exposure to risk and risk management. Fourth, annual incentive awards are capped pursuant to our plan so that our NEOs are not able to achieve unlimited reward for taking significant risk. The Compensation Committee believes that the annual incentive program appropriately balances risk and the desire to focus executives on specific short-term goals important to our success, and that it does not encourage unnecessary or excessive risk taking over a short or long term measure.

In addition, a significant portion of the compensation provided to our NEOs is in the form of stock options that are important to help further align each executive’s interests with those of our stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking since the ultimate value of the awards is tied to our stock price, and since awards are generally granted on an annual basis and subject to long-term vesting schedules to help ensure that NEOs always have significant compensation opportunities tied to long-term stock price performance.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Corporate Governance Guidelines.    Our Board has adopted Corporate Governance Guidelines, which direct our Board’s actions with respect to, among other things, the Board’s responsibilities, Board composition and selection of directors, Board meetings, the Board’s standing committees and procedures for appointing members of these committees, stockholder communications with the Board, Board compensation, conduct and ethics standards for directors, and indemnification of directors. A current copy of our Corporate Governance Guidelines is posted on the Investor Relations — Corporate Governance section of our website at www.rgp.com.

Code of Business Conduct and Ethics.    The Company has also adopted a Code of Business Conduct and Ethics that applies to everyone in the Company, including all of its directors, executive officers and employees. A current copy of our Code of Business Conduct and Ethics is posted on the Investor Relations — Corporate Governance section of the Company’s website at www.rgp.com. In addition, waivers from, and amendments to, our Code of Business Conduct and Ethics that apply to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, will be timely posted on the Investor Relations — Corporate Governance section of the Company’s website at www.rgp.com to the extent required by applicable SEC and NASDAQ rules.

Communications with the Board

Our Board of Directors provides a process for stockholders to send communications to the Board of Directors, to individual directors or to groups of directors, including non-management directors as a group. Communications should be sent to the Company’s corporate headquarters at 17101 Armstrong Avenue, Irvine, CA 92614, addressed to the attention of the specific group or individual or, if the communication is intended for all non-management directors, to the Chairperson of the Corporate Governance and Nominating Committee, the Chairperson of the Compensation Committee or the Chairperson of the Audit Committee and marked “Confidential, Intended for Recipient’s Review Only.” Upon receipt of any such communication, the material is forwarded directly to the addressee. If the communication is not directed to a specific individual, the material is forwarded to the Chairperson of the Audit Committee who reviews the content to determine its relevance and appropriate audience. The Company also maintains a Corporate Integrity Hotline, monitored by the Chairperson of the Audit Committee, so that any employee, stockholder or other interested party may use this vehicle to report problems or concerns involving ethical or compliance violations or complaints regarding accounting, internal accounting controls or auditing matters. Information about the hotline is posted on the Investor Relations, Corporate Governance page of our website at www.rgp.com. The toll free number for the Corporate Integrity Hotline is (866) 588-5733.

DIRECTOR COMPENSATION

Under our director compensation policy, annual compensation for the members of our Board of Directors who are not employed by us or any of our subsidiaries (referred to herein as a “non-employee directors”) consists of an annual cash retainer, an additional cash retainer for non-employee directors serving in certain positions as described below, and an annual equity award. In the case of a non-employee director who is newly elected or appointed to our Board of Directors, such director is eligible to receive a prorated cash retainer and an equity award, with the amount and terms thereof to be determined by our Board of Directors or a committee thereof in its discretion. Our Board of Directors reserves the right to modify the director compensation policy from time to time.

Cash Compensation

Pursuant to the terms of our director compensation policy, each non-employee director then in office receives an annual cash retainer (“Annual Board Retainer”) and an additional cash retainer for holding certain positions (“Additional Retainers”). The following table sets forth the schedule of Annual Board Retainer and Additional Retainers as in effect during fiscal 2017:

Type of Fee	Dollar Amount
Annual Board Retainer	$50,000
Additional Annual Retainer for Chairman of the Board	$250,000
Additional Annual Lead Independent Director Retainer	$15,000
Additional Retainer for Audit Committee Chairperson	$20,000
Additional Retainer for Compensation Committee Chairperson	$15,000
Additional Retainer for Corporate Governance and Nominating Committee Chairperson	$10,000
Additional Retainer for Service on the Audit Committee	$5,000
Additional Retainer for Service on the Compensation Committee	$5,000
Additional Retainer for Service on the Corporate Governance and Nominating Committee	$2,500

Each such retainer is paid at the start of each calendar year, and as a result, covers different fiscal years. Newly elected or appointed non-employee directors will receive a pro rata portion of the Annual Board Retainer and any applicable Additional Retainers, with the proration based on the number of calendar days remaining in the calendar year that the director first serves as a non-employee director or held the particular position, as the case may be. Non-employee directors are also generally reimbursed for out-of-pocket expenses they incur serving as directors.

Equity Compensation

Annual Equity Award	Restricted stock (or cash, as described below) with a fair value of $100,000 on the grant date
New Director Award	pro rata portion of Annual Equity Award

Annual Restricted Stock Awards for Continuing Board Members

On the first trading day of each calendar year, each non-employee director then in office will automatically be granted an award of restricted stock with respect to shares of the Company’s common stock with a grant value of approximately $100,000 (the “Annual Equity Award”). The number of shares of the Company’s common stock subject to such restricted stock award will be determined by dividing the Annual Equity Award grant value of $100,000 by the per-share closing price of the Company’s common stock on the date of grant (rounded down to the nearest whole share). Directors who own Company stock in excess of ten times the applicable guideline level under our stock ownership guidelines, set forth below under “Compensation Discussion and Analysis — Stock Ownership Guidelines for Directors”, are permitted to elect a vested cash payment in lieu of the annual restricted stock award. In fiscal 2017, Mr. Murray elected to receive cash in lieu of his annual restricted stock award.

Initial Restricted Stock Awards for New Directors

Each newly elected or appointed non-employee director is granted an initial restricted stock award on joining the Board of Directors. The number of shares subject to such restricted stock award will be determined by dividing the Annual Equity Award grant value of $100,000 (pro-rated based on the number of calendar days remaining in the calendar year that the director first serves as a non-employee director) by the per-share-closing price of the Company’s common stock on the date of grant (rounded down to the nearest whole share).

An employee or former employee of the Company or one of its subsidiaries who ceases or has ceased to be so employed and becomes a non-employee director will not be eligible for an initial restricted stock award grant, but will be eligible for cash compensation and annual equity awards on the same basis as other non-employee directors, as described above.

Provisions Applicable to All Non-Employee Director Restricted Stock Awards

For fiscal 2017, each restricted stock award granted to the non-employee directors was made under and subject to the terms and conditions of the Company’s 2014 Plan. Non-employee director restricted stock awards will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Board to evidence such type of grant pursuant to this policy. Each award will vest in equal annual installments over the four-year period following the grant date. Non-employee directors are also entitled to cash dividend and stockholder voting rights with respect to outstanding and unvested restricted stock awards.

Restricted stock awards are generally forfeited as to the unvested portion of the award upon the non-employee director’s termination of service as a director of the Company for any reason. However, in the event the non-employee director ceases to serve as a director due to his or her mandatory retirement as may be required pursuant to the Company’s mandatory retirement policy as then in effect for members of the Board, each restricted stock award held by the director that is then outstanding and otherwise unvested will generally become immediately vested and nonforfeitable. Restricted stock awards, to the extent then outstanding and unvested, will become fully vested and nonforfeitable in the event of a change in control event. With respect to awards to non-employee directors, the 2014 Plan is administered by the Board, and the Board has the ability to interpret and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards to reflect stock splits and similar corporate transactions. Awards are generally transferable to a beneficiary of a director upon his or her death or as approved by the Board.

DIRECTOR COMPENSATION — FISCAL 2017

The following table presents information regarding the compensation paid for fiscal 2017 to our non-employee directors. The compensation paid to Mr. Cherbak, who retired as our President and Chief Executive Officer during fiscal 2017, is presented below in the “Executive Compensation Tables for Fiscal 2017 — Summary Compensation Table — Fiscal 2015 — 2017” and the related explanatory tables. Mr. Cherbak did not receive separate compensation for service on the Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Total ($)
(a)	(b)	(c)	(d)	(e)
Donald B. Murray(3)	400,000	0	—	400,000
Susan Crawford	52,500	99,992	—	152,492
Neil Dimick	75,000	99,992	—	174,992
Robert Kistinger	57,500	99,992	—	157,492
A. Robert Pisano	80,000	99,992	—	179,992
Jolene Sarkis	65,000	99,992	—	164,992
Anne Shih	52,500	99,992	—	152,492
Michael Wargotz	60,000	99,992	—	159,992

(1)	The amounts reported in column (c) of the table above reflect the fair value on the grant date of the restricted stock award granted to our non-employee directors during fiscal 2017, as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards contained in Note 10 (Stock Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Report on Form 10-K for the fiscal year ended May 27, 2017.

(2)	As described above, each of our continuing non-employee directors was granted an award of 5,141 shares of restricted stock on January 3, 2017, with the exception of Mr. Murray who elected to receive cash in lieu of his annual restricted stock award. Each such continuing non-employee director’s restricted stock award had a fair value (for financial statement reporting purposes) equal to $99,992 on the grant date. See footnote (1) above for the assumptions used to value these awards. The cash paid to Mr. Murray in lieu of his restricted stock award is included as part of his cash fees reflected in column (b) of the table above.

(3)	Mr. Murray’s fees earned reflect the director retainer fees to which he was entitled that were paid in January 2017. Mr. Murray will next receive director retainer fees in January 2018. In fiscal 2017, Mr. Murray elected to receive cash in lieu of his annual restricted stock award pursuant to our stock ownership guidelines, which provides that directors who own Company stock in excess of ten times the applicable guideline level are permitted to elect a vested cash payment in lieu of the annual restricted stock award.

Aggregate Outstanding Equity Awards

The following table presents the aggregate number of outstanding unexercised options to acquire shares of Company common stock and unvested shares of Company restricted stock held by each of our non-employee directors as of May 27, 2017.

Director	Number of Options Outstanding	Number of Shares of Unvested Restricted Stock
Donald B. Murray	563,750	0
Susan Crawford	14,328	14,045
Neil Dimick	9,000	14,045
Robert Kistinger	9,000	14,045
A. Robert Pisano	17,263	14,045
Jolene Sarkis	9,000	14,045
Anne Shih	15,000	14,045
Michael Wargotz	12,000	14,045

Stock Ownership Guidelines for Directors

On July 28, 2011, the Board approved the following stock ownership guidelines for the non-employee members of the Board of Directors. Please see “Compensation Discussion and Analysis — Stock Ownership Guidelines for NEOs” below for information on the guidelines applicable to our executive officers.

All of our non-employee directors should own Company common stock equal in value to the lesser of two times the annual board retainer or 10,000 shares. Stock that counts towards satisfaction of the ownership guidelines (“Qualifying Shares”) includes:

•	Shares of common stock beneficially held, either directly or indirectly;

•	Restricted stock issued and held whether vested or unvested; and

•	Shares of common stock held following the exercise of a stock option or payment of other equity award.

All individuals covered by these guidelines should satisfy the applicable share ownership guidelines within five years of first becoming subject to them. If a covered individual’s guideline level of ownership changes as a result of a change in position or change in retainer, the individual should satisfy the applicable guidelines within a five-year period beginning in January following the year of such change. The Company’s Stock Ownership Guidelines are available on the Investor Relations — Corporate Governance page of the Company’s website at www.rgp.com.

As shown in the table below, each of our non-employee directors currently meets both the minimum share ownership and dollar amount guidelines (even though only one of the guidelines must be met).

Non-Employee Director Stock Ownership Status

Guideline	10,000 Shares	$100,000
	Qualifying Shares Held[1]	Value as of the Record Date[2]
Donald B. Murray	1,220,304	$14,826,694
Susan Crawford	35,273	$428,567
Neil Dimick	35,273	$428,567
Robert Kistinger	35,273	$428,567
A. Robert Pisano	53,741	$652,953
Jolene Sarkis	35,273	$428,567
Anne Shih	41,273	$501,467
Michael Wargotz	35,273	$428,567

[1]	Represents the Qualifying Shares held by the director on August 24, 2017.

[2]	Determined by multiplying the number of Qualifying Shares held by the director on August 24, 2017 by the closing price for a share of Company common stock on that date ($12.15).

POLICY REGARDING TREATMENT OF RELATED PARTY TRANSACTIONS

The Company’s policies and procedures for the review, approval or ratification of related-party transactions required to be disclosed pursuant to Item 404 of SEC Regulation S-K are set forth in the written charter of the Audit Committee. Pursuant to its charter, the Audit Committee must review and approve all proposed related-person transactions that are subject to disclosure pursuant to Item 404 of SEC Regulation S-K before the Company is permitted to enter into any such transaction. In fiscal 2017, there were no reportable related-party transactions under Regulation S-K.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about the beneficial ownership of our common stock as of August 24, 2017, for:

•	each person known by the Company who beneficially owns more than five percent of the common stock of the Company;

•	each of our directors;

•	each NEO named in the Summary Compensation Table; and

•	all current directors and executive officers as a group.

Unless otherwise indicated, the address for each person or entity named below is c/o Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 29,899,426 shares of the Company’s common stock outstanding as of August 24, 2017.

Directors and Named Executive Officers	Number of Shares Beneficially Owned	Percentage of Shares Outstanding**
Donald B. Murray(1)	1,784,054	6%
Anthony Cherbak(2)	582,700	*
Kate W. Duchene(3)	396,772	*
Nathan W. Franke(4)	310,260	*
A. Robert Pisano(5)	71,004	*
John D. Bower(6)	68,336	*
Anne Shih(7)	56,273	*
Susan Crawford(8)	49,601	*
Michael Wargotz(9)	47,273	*
Neil Dimick(10)	44,273	*
Robert Kistinger(11)	44,273	*
Jolene Sarkis(12)	44,273	*
Herbert M. Mueller(13)	39,263	*
Executive Officers and Directors as a group(13 persons)(14)	3,538,355	11.8%

5% Stockholders	Number of Shares Beneficially Owned	Percentage of Shares Outstanding**
BlackRock Fund Advisors(15)	3,764,267	10.7%
Vanguard Group Inc.(16)	2,897,920	9.8%
Dimensional Fund Advisors LP(17)	2,499,367	8.4%
Royce & Associates, LP(18)	2,371,939	8.0%

*	Represents less than 1%.

**	We determine beneficial ownership in accordance with the rules of the SEC. We deem shares subject to options that are currently exercisable or exercisable within 60 days after August 24, 2017, as outstanding for purposes of computing the share amount and the percentage ownership of the person(s) holding such awards, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person. For those listed in the 5% Stockholders section of the table, we have reflected the percentage ownership as provided in the filing.

(1)	Includes 1,220,304 shares beneficially owned by Mr. Murray in The Murray Family Trust, Donald B. Murray and Carol E. Murray, Trustees; Murray Family Income Trust, Donald B. Murray and Carol E. Murray, Trustees. Donald B. Murray and Carol E. Murray share voting and investment power over the shares held in these trusts. Also includes 563,750 shares of common stock subject to options exercisable within 60 days of August 24, 2017.

(2)	Includes 25,000 shares beneficially owned by Mr. Cherbak in The Cherbak Family Trust, Anthony C. Cherbak and Debra L. Cherbak Trustees and 1,200 shares owned by Mr. Cherbak as custodian of a child’s account. Mr. Cherbak has sole voting and investment power over shares held in these trusts. Also includes 435,500 shares of common stock subject to options exercisable within 60 days of August 24, 2017.

(3)	Includes 259,250 shares of common stock subject to options exercisable within 60 days of August 24, 2017.

(4)	Includes 263,500 shares of common stock subject to options exercisable within 60 days of August 24, 2017.

(5)	Includes 10,536 shares beneficially owned by Mr. Pisano in the Pisano Living Trust, Robert A. Pisano Trustee. Mr. Pisano has sole voting and investment power over shares held in the trust. Also includes 17,263 shares of common stock subject to options exercisable within 60 days of August 24, 2017.

(6)	Includes 35,150 shares of common stock subject to options exercisable within 60 days of August 24, 2017.

(7)	Includes 6,000 shares beneficially owned and jointly held by Ms. Shih and her husband over which they share voting and investment power. Also includes 15,000 shares of common stock subject to options exercisable within 60 days of August 24, 2017.

(8)	Includes 14,328 shares of common stock subject to options exercisable within 60 days of August 24, 2017.

(9)	Includes 12,000 shares of common stock subject to options exercisable within 60 days of August 24, 2017.

(10)	Includes 9,000 shares of common stock subject to options exercisable within 60 days of August 24, 2017.

(11)	Includes 9,000 shares of common stock subject to options exercisable within 60 days of August 24, 2017.

(12)	Includes 9,000 shares of common stock subject to options exercisable within 60 days of August 24, 2017.

(13)	Includes 12,000 shares of common stock subject to options exercisable within 60 days of August 24, 2017.

(14)	Includes 1,654,741 shares of common stock subject to options exercisable within 60 days of August 24, 2017.

(15)	According to a Schedule 13G/A filed with the SEC on January 17, 2017, by BlackRock, Inc., as of December 31, 2016, BlackRock, Inc. has sole voting power with respect to 3,764,267 shares of common stock and sole dispositive power with respect to 3,854,146 shares of common stock. The subsidiaries of BlackRock, Inc. that hold shares of our common stock being reported are listed in the Schedule 13G/A. The address of BlackRock, Inc., as listed in the Schedule 13G/A, is 55 East 52nd Street, New York, NY 10055.

(16)	According to a Schedule 13G/A filed with the SEC on February 10, 2017, by The Vanguard Group, Inc., as of December 31, 2016, The Vanguard Group, Inc. has sole voting power with respect to 40,981 shares of common stock, shared voting power with respect to 8,900 shares of common stock, sole dispositive power with respect to 2,850,184 shares of common stock and shared dispositive power with respect to 47,736 shares of common stock. The subsidiaries of The Vanguard Group, Inc. that hold shares of our common stock being reported are listed in the Schedule 13G/A. The address of The Vanguard Group, Inc., as listed in the Schedule 13G/A is 100 Vanguard Blvd., Malvern, PA 19355.

(17)	According to a Schedule 13G filed with the SEC on February 9, 2017, by Dimensional Fund Advisors LP, as of December 31, 2016, Dimensional Fund Advisors LP has sole voting power with respect to 2,363,543 shares of common stock, and sole dispositive power with respect to 2,499,367 shares of common stock. The address of Dimensional Fund Advisors LP, as listed in the Schedule 13G/A, is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(18)	According to a Schedule 13G filed with the SEC on January 18, 2017, by Royce & Associates, LP, as of December 31, 2016, Royce & Associates, LP has sole voting power, sole dispositive power and shared dispositive power with respect to 2,371,939 shares of common stock. The address of Royce & Associates, LP, as listed in the Schedule 13G, is 745 Fifth Avenue, New York, NY 10151.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires our executive officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. We are required to disclose any failure of these executive officers, directors and 10% stockholders to file these reports by the required deadlines. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no report on Form 5 was required for such persons, we believe that, for the reporting period covering fiscal 2017, with the exception of amended Form 4 filings by Kate Duchene and Anthony Cherbak each dated September 16, 2016 to clarify a grant date, delayed Form 3 filings by Herbert Mueller and John Bower indicating their beneficial ownership in our stock after their appointments to Chief Financial Officer and Chief Accounting Officer respectively, and an amendment to Mr. Bower’s Form 3 to include additional shares of stock, all executive officers and directors complied, on a timely basis, with all their reporting requirements under Section 16(a) for such fiscal year.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR FISCAL YEAR 2018

The Audit Committee of the Board of Directors has appointed the accounting firm of RSM US LLP as the Company’s independent registered public accounting firm to conduct the annual audit of Resources Connection’s financial statements for fiscal year 2018. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain RSM US LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

A representative of RSM US LLP will be available at the Annual Meeting to answer any appropriate questions concerning the independent registered public accounting firm’s areas of responsibility, and will have an opportunity to make a statement if he or she desires to do so.

Fees

The following table shows information about RSM US LLP’s fees for services provided to the Company in fiscal year 2017 and 2016.

	2017	2016
Audit Fees	$736,500	$689,400
Audit Related Fees	—	—
Tax Fees	$9,500	—
All Other Fees	—	—

Audit Committee Policy Regarding Pre-Approval of Services of Independent Registered Public Accounting Firm

As set forth in its charter, the Audit Committee has the sole authority to review in advance, and grant any appropriate pre-approval of: (1) all auditing services to be provided by the independent registered public accounting firm and (2) all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Exchange Act, and in connection therewith to approve all fees and other terms of engagement. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The pre-approval of non-auditing services can be delegated by the Audit Committee to one or more of its members, but the decision must be presented to the full Audit Committee at the next scheduled meeting. In fiscal 2017 and 2016, all fees of RSM US LLP were pre-approved by the Audit Committee.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2018.

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act or incorporated by reference in any document so filed.

AUDIT COMMITTEE REPORT

To the Board of Directors of Resources Connection, Inc.:

As set forth in more detail in the Audit Committee charter, the Audit Committee’s primary responsibilities fall into three categories:

•

first, the Audit Committee is responsible for overseeing the preparation of and reviewing the quarterly and annual financial reports prepared by the Company’s management, including discussions with management and the Company’s outside independent registered public accounting firm regarding significant accounting and reporting matters;

•

second, the Audit Committee is responsible for the engagement, compensation, retention and oversight of all of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting), as well as determining whether the outside registered public accounting firm is independent (based in part on the annual letter provided to the Company pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the public accounting firm’s communications with the Audit Committee concerning independence); and

•	third, the Audit Committee oversees management’s implementation of effective systems of internal controls.

The Audit Committee has reviewed and discussed with the Company’s management and its independent registered public accounting firm, RSM US LLP, the Company’s audited financial statements for the year ended May 27, 2017, known as the Audited Financial Statements. Management advised the Audit Committee that the Audited Financial Statements were prepared in accordance with generally accepted accounting principles. In addition, the Audit Committee discussed with RSM US LLP the matters required by PCAOB Auditing Standard 1301 (previously Auditing Standard No. 16), Communications with Audit Committees.

The Audit Committee also has received and reviewed the written disclosures and the letter from RSM US LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with that firm its independence from the Company. The Audit Committee also discussed with the Company’s management and RSM US LLP such other matters, and received such assurances from that firm, as the Audit Committee deemed appropriate.

Management is responsible for the Company’s internal controls and the financial reporting process. RSM US LLP is responsible for performing an independent audit of the Company’s financial statements and the Company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.

Based on the foregoing review and discussions and a review of the reports of RSM US LLP with respect to the Audited Financial Statements, and relying thereon, the Audit Committee recommended to the Company’s Board of Directors the inclusion of the Audited Financial Statements in Resources Connection’s Annual Report on Form 10-K for the fiscal year ended May 27, 2017.

THE AUDIT COMMITTEE

Neil Dimick, Chairperson

Robert Kistinger

Michael Wargotz

EXECUTIVE COMPENSATION

The following discussion of named executive officer compensation contains descriptions of various employment-related agreements and employee compensation plans. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the agreements and plans that we have filed as exhibits to our Annual Report on Form 10-K for the year ended May 27, 2017 filed with the SEC on July 24, 2017.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s compensation philosophy, explains the objectives of our compensation programs and sets forth the elements of the compensation paid or awarded to, or earned by our Chief Executive Officer and the other NEOs identified in the Summary Compensation Table — Fiscal Years 2015-2017. This CD&A also provides the Company’s analysis of these policies and decisions.

The Company’s NEOs for fiscal 2017 were:

Name	Age	Position
Kate W. Duchene	54	Chief Executive Officer and President
Herbert M. Mueller	60	Chief Financial Officer and Executive Vice President
John D. Bower	56	Chief Accounting Officer
Anthony Cherbak	63	Former Chief Executive Officer and President
Nathan W. Franke	56	Former Chief Financial Officer and Executive Vice President

Fiscal 2017 Executive Summary

In fiscal 2017, we managed the succession of both our Chief Executive Officer and our Chief Financial Officer, and created the position of Chief Accounting Officer. Effective August 26, 2016, Nathan W. Franke retired as our Executive Vice President and Chief Financial Officer and Herbert M. Mueller was promoted to the position of Executive Vice President and Chief Financial Officer as of August 29, 2016. On August 17, 2016, John D. Bower was promoted to the newly-created position of Chief Accounting Officer. On October 7, 2016, Anthony C. Cherbak retired as our President and Chief Executive Officer due to health issues. Consistent with our Emergency Succession Plan, the Board of Directors appointed Kate W. Duchene the Interim Chief Executive Officer. Following a search process led by a Search Committee of the Board of Directors, on December 16, 2016, the Board appointed Ms. Duchene to serve as our President and Chief Executive Officer.

The following are certain highlights of our business results for fiscal 2017:

•	We achieved revenue of $583.4 million;

•	We generated $18.7 million in net income;

•	We achieved Adjusted EBITDA of $43.9 million[1];

•	We achieved an Adjusted EBITDA Margin of 7.5%[2];

•	We generated $28.3 million in cash flow from operations;

[1]	See page 40 of Resources Connection, Inc.’s Annual Report on Form 10-K, filed with the SEC on July 24, 2017, for a discussion of the adjustments made and a reconciliation of those adjustments to net income (loss), the most directly comparable GAAP financial measure, to compute Adjusted EBITDA.
[2]	Adjusted EBITDA Margin consists of Adjusted EBITDA divided by revenue.

•

We returned $133.1 million to shareholders in fiscal 2017 through the Company’s dividend program and the repurchase of 7.4 million shares of common stock through our share repurchase program and modified Dutch tender offer;

•	We retained 100% of our top 50 clients from fiscal 2016 in fiscal 2017; and

•	We closed fiscal 2017 with $62.3 million in cash and cash equivalents.

Highlights of the executive compensation program for fiscal 2017 include:

•	Base Salaries. As discussed below, the fiscal 2017 base salaries for our NEOs were adjusted in connection with the changes in the positions of our NEOs.

•

Annual Incentives.    Our EIP for fiscal 2017 reflects a pay for performance culture. The EIP includes quantitative and qualitative measures. No incentive compensation is earned under the EIP unless the Company achieves a threshold level of financial performance. For fiscal year 2017, the threshold level of financial performance under the EIP was the achievement of 6.5% Adjusted EBITDA performance, which the Company achieved. In fiscal year 2017, the Company achieved 92.6% and 67.6% of our revenue and Adjusted EBITDA Margin goals, respectively, under the EIP for fiscal 2017. No bonus was payable under the EIP for fiscal year 2017 based on performance against the Adjusted EBITDA Margin goal. Based on performance against the revenue goal and the Compensation Committee’s assessment of their overall performance, especially in light of the significant changes to the executive team and changes to the focus of our business in fiscal 2017, which made it an unusually difficult year to measure, the Compensation Committee awarded the EIP participants annual cash incentives for fiscal 2017 as follows:

•	Ms. Duchene was awarded a total annual incentive of $438,685, representing 33% of her maximum award opportunity or 75% of her target annual incentive opportunity; and

•	Mr. Mueller was awarded a total annual incentive of $251,904, representing 45% of his maximum award opportunity or 90% of his target annual incentive opportunity.

•

Messrs. Cherbak and Franke were not eligible to receive a bonus under the EIP for fiscal 2017 because they retired during fiscal 2017. Mr. Bower did not participate in the EIP for fiscal 2017 because it was approved prior to his appointment as Chief Accounting Officer. Instead, Mr. Bower was awarded a discretionary bonus of $175,000 for fiscal 2017.

•

Long-Term Incentives.    In fiscal 2017, the Compensation Committee approved equity incentives, in the form of stock options, to Ms. Duchene, and Messrs. Mueller, Bower and Cherbak under our 2014 Plan. These awards vest over a four-year period. Stock options have value only if our stock price increases after the date the option is granted, thereby further aligning the interest of participating NEOs with those of our stockholders. Mr. Franke did not receive equity awards from the Company in fiscal 2017 as he had retired prior to the date the Compensation Committee approved the equity awards for fiscal 2017. Mr. Mueller also received an award of restricted stock units under the 2014 Plan in connection with his appointment as Chief Financial Officer.

•

Stock Ownership Guidelines.    To help focus our NEOs on long-term stockholder value, we maintain guidelines requiring our NEOs to own a significant amount of the Company’s stock. See “Stock Ownership Guidelines for NEOs” below.

Compensation Governance

The Board appoints each executive officer of the Company. The Compensation Committee has responsibility for setting the compensation of our NEOs. The Compensation Committee has sole authority to determine the compensation of our Chief Executive Officer. In setting the compensation of the NEOs other than the Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer. See “Board of Directors — Compensation Committee” above for a discussion of the powers and responsibilities of the Compensation Committee and the role that our President and Chief Executive Officer plays in compensation decisions. Except as otherwise noted in this CD&A, the Compensation Committee’s decisions are subjective and the result of its business judgment, which is informed by the experiences of the members of the Compensation Committee.

Compensation Philosophy

Our compensation philosophy is to deliver NEO compensation that will allow us to attract and retain highly qualified executives while maintaining a strong relationship between executive pay and Company performance. In a professional services business, we believe talent is the Company’s “critical” asset. The Company must maintain a compensation program that allows us to compete against public and private firms for exceptional talent around the globe utilizing an appropriate mix of cash and equity reward elements. In structuring our current executive compensation programs, we are guided by the following principles:

•

“At Risk” Compensation/Pay for Performance.    A significant portion of each executive’s compensation should be “at risk” and tied to the Company’s attainment of our annual and long-term financial and business objectives, including retaining our team-oriented culture.

•

Competitive Compensation.    The Company’s executive compensation programs should provide a fair and competitive compensation opportunity that enables us to attract and retain superior executive talent in the global market.

•

Alignment with Stockholder Interests.    Executive compensation should be structured to include variable elements that link executives’ financial reward to stockholder return, and executive stock ownership should be encouraged.

We have implemented this pay for performance philosophy through the following program design.

Compensation Program Design

While embracing the Company’s compensation philosophy, the Compensation Committee has designed the executive compensation programs to achieve the following objectives: (1) serve to reinforce the Company’s goals and business objectives, with an eye toward longer-term prosperity and success; (2) pay for performance in a manner that supports growth and innovation without encouraging excessive risk; (3) align the interests of management and stockholders by weighting a significant portion of total reward opportunities on long-term performance awards; (4) allow the Company to attract, retain and motivate key executives by providing competitive compensation with an appropriate mix of fixed and variable elements; and (5) appreciate the culture of the Company in recognizing and supporting outstanding team-based performance and behaviors that demonstrate our core values of TIEL: Talent, Integrity, Enthusiasm and Loyalty. As described in more detail below, the material elements of our current executive compensation programs for NEOs include a base salary; an annual, cash-based incentive compensation opportunity; a long-term equity incentive opportunity and potential severance, and other benefits payable in connection with a termination of employment or change in control. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives, as illustrated by the table below:

Compensation Element	Compensation Objectives Designed to be Achieved
Base Salary	• Attract, motivate, reward and retain high-caliber talent

Annual Cash-Based Incentive Compensation Opportunity	• Directly link pay to performance • Incentivize creation of stockholder value • Attract, motivate, reward and retain high-caliber talent

Long-Term Equity Incentives	• Incentivize creation of stockholder value • Directly link pay to performance • Attract, motivate, reward and retain high-caliber talent

Severance and Other Benefits Potentially Payable Upon Termination of Employment or a Change in Control	• Attract, motivate, reward and retain high-caliber talent

Use of Compensation Consultant

During fiscal 2017, the Compensation Committee did not engage an independent compensation consultant. Pursuant to its charter, the Compensation Committee has the authority in its sole discretion to retain an independent consultant as it deems appropriate and necessary. The Compensation Committee did not make significant changes to the compensation program design during the fiscal year and, therefore, determined it was not in the best interests of the Company, nor necessary, to incur the additional costs of engaging such services for fiscal 2017. However, in order to assist the Compensation Committee in conducting its annual review of peer group and other relevant data, the Company subscribed to the services of Main Data Group (“MDG”), a web-based provider of executive compensation benchmarking, data and analytics. MDG’s data included executive compensation information for comparable executives at the companies noted in “Use of Peer Group Data” below. The Compensation Committee used this data generally as background information to assist in its decision making process.

Use of Peer Group Data

The individual compensation elements of our program are intended to create a total compensation package for each NEO that we believe achieves our compensation objectives and provides competitive compensation opportunities relative to companies in our comparative peer group.

In fiscal 2017, as is its annual practice, the Compensation Committee reviewed the composition of the Company’s peer group to help ensure its alignment with the Company’s size, practice areas, business model delivery and geographic reach. The Compensation Committee reviews the composition of the peer group each year and approves any change to the peer group. After a review of both our peers in the marketplace and those that major advisory firms, such as ISS, include in our services sector peer group, the Compensation Committee determined that all the companies that constituted our peer group for our fiscal 2016 executive compensation decisions would be largely the same for our fiscal 2017 executive compensation decisions, except that The Corporate Executive Board Company was removed from the group due to its acquisition by Gartner, Inc. in 2017. For fiscal 2017, the peer group consisted of the following ten professional services companies and we believe it reflects the competitive landscape in which the Company operates and competes for talent.

Peer Group Companies

CRA International, Inc.	FTI Consulting, Inc.	Heidrick & Struggles International, Inc.
Hudson Global, Inc.	Huron Consulting Group Inc.	ICF International, Inc.
Kforce, Inc.	Korn/Ferry International	Navigant Consulting, Inc.
The Advisory Board Company

The chart below contains information on revenues, market capitalization and employee headcount for our named peer group.1

Company Name	Performance Data Date	Annual Revenue ($MM)	Market Cap ($MM)	Number Of Employees
CRA International, Inc.	12/31/16	325	305	540
FTI Consulting, Inc.	12/31/16	1,810	1,895	4,718
Heidrick & Struggles International, Inc.	12/31/16	601	449	1,814
Hudson Global, Inc.	12/31/16	423	43	1,600
Huron Consulting Group Inc.	12/31/16	798	1,100	2,818
ICF International, Inc.	12/31/16	1,185	1,050	5,000
Kforce, Inc.	12/31/16	1,320	548	2,800
Korn/Ferry International	4/30/16	1,292	1,554	6,947
Navigant Consulting, Inc.	12/31/16	1,034	1,230	5,768
Resources Connection, Inc.	5/28/16	598	561	3,283
The Advisory Board Company	12/31/16	803	1,336	3,800

[1]

The information contained in the chart was obtained from MDG and based on each peer group company’s public filings. Annual revenues are presented for each peer company for the fiscal year ended as of the performance data date indicated above. Market capitalization information is presented based on the closing trading price for each company’s common stock at fiscal year-end.

In addition to the peer group data, the Compensation Committee also reviews summary statistical information from survey data about general industry practices in private companies and partnerships with which we compete for talent. In reviewing this information, the Compensation Committee does not focus on any one company included in the surveys to make its decisions. Our compensation evaluation process generally involves comparing the base salaries, annual incentive compensation opportunities, total cash compensation and long-term equity incentive opportunities provided to our NEOs to similar compensation opportunities provided to comparable executives at our peer group companies. Although these benchmarks and other data represent useful background, the Compensation Committee exercises its judgment and discretion in setting individual executive compensation packages. This data is used by the Compensation Committee, not to set specific targets vis-à-vis peer company executives, but to assess as background data in determining what it considers in its judgment to be fair and reasonable pay practices for our NEOs. Our Company operates what we believe is a unique compensation program that reinforces a team-based culture and rewards NEOs more for company and team-based results than particular individual achievements.

Role of Stockholder Say-on-Pay Votes

The Company’s stockholders are provided with an opportunity to cast an annual advisory vote on the Company’s executive compensation program through the say-on-pay proposal. At the Company’s annual meeting of stockholders held in October 2016, approximately 95% of the votes cast supported the Company’s say-on-pay proposal. The Compensation Committee believes this strong result affirms stockholders’ support of the Company’s approach to its executive compensation program. The Compensation Committee did not change its approach to executive compensation, or the executive compensation program design for fiscal year 2017, and believes the executive compensation program in place, as in prior years, includes a number of features that further the goals of the Company’s executive compensation program and reflect current best practices. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for the NEOs.

Elements of Pay for Named Executive Officers

Base Salary

We provide an annual base salary to our NEOs to induce talented executives to join or remain with the Company, to compensate them for their services during the fiscal year and to provide them with a stable source of income. For fiscal year 2017, each of our NEOs, had an employment agreement or employment letter which set forth his or her minimum level of annual base salary.

The Compensation Committee generally reviews the base salary paid to each NEO on an annual basis to determine whether an adjustment is warranted. In establishing a new base salary or determining whether base salary increases for the NEOs were appropriate for fiscal 2017, the Compensation Committee considered the base salary levels of other employees within the Company, each NEO’s length of service to the Company in his or her role, our general financial performance and growth, and the base salaries and total cash compensation earned by comparable executives at our peer group companies (based on their published data).

Base salaries for Ms. Duchene and Messrs. Mueller and Bower were adjusted in fiscal 2017 in connection with the executive transitions. Our Compensation Committee approved a new base salary of $583,000 annually for Ms. Duchene effective December 16, 2016 in connection with her appointment as our new President and Chief Executive Officer. The Compensation Committee approved a base salary of $375,000 annually and a one-time sign-on bonus of $75,000 for Mr. Mueller, who was appointed as our new Executive Vice President and Chief Financial Officer effective August 29, 2016. Mr. Bower who was appointed as our new Chief Accounting Officer effective August 17, 2016, was awarded an annual base salary of $250,000. Ms. Duchene’s new base salary level was set at the same rate as the salary previously paid by the Company to her predecessor, Mr. Cherbak. The Compensation Committee set Mr. Muller’s new base salary level slightly lower than the rate previously paid by the Company to his predecessor, Mr. Franke, commensurate with the time Mr. Muller has served on the Company’s executive team. Since the Company previously did not have a Chief Accounting Officer, Mr. Bower’s base salary level was established considering the factors noted above.

Mr. Cherbak, who retired as Chief Executive Officer effective October 2016, and Mr. Franke, who retired as Chief Financial Officer effective August 2016, each received the same base salary for their roles as in fiscal 2016 through their respective dates of retirement. In connection with their retirements, Messrs. Cherbak and Franke entered into new employment and consulting agreements, respectively, with the Company. Mr. Cherbak’s annual salary level was reduced under his new employment agreement (from $583,000 annually to $150,000 annually) and an hourly consulting rate was established for Mr. Franke under his consulting agreement. These agreements were negotiated between the Company and the executives and are summarized below under “Description of Employment Agreements — Cash Compensation.”

Column (c) of the “Summary Compensation Table — Fiscal 2015 — 2017” in the “Executive Compensation Tables for Fiscal 2017” section below shows the base salary paid to each NEO for fiscal 2017.

Annual Incentive Compensation

The Compensation Committee established the EIP for fiscal 2017 in which Ms. Duchene and Messrs. Mueller and Cherbak participated. However, Mr. Cherbak did not earn an incentive under the EIP for fiscal 2017 because of his retirement as our Chief Executive Officer during the fiscal year. Mr. Bower did not participate in the EIP for fiscal 2017 because the EIP was approved prior to his appointment as Chief Accounting Officer. Mr. Bower was awarded a discretionary bonus of $175,000 for fiscal 2017. Mr. Franke did not participate in the EIP for fiscal 2017 because of his retirement in early fiscal 2017.

In summary, the EIP sets forth the participant’s target annual incentive compensation opportunity and the overall annual incentive structure and mechanics, which includes both a quantitative and qualitative component, used to determine the participant’s incentive cash award for the fiscal year. For fiscal 2017, the Compensation Committee set the following annual incentive compensation opportunities under the fiscal 2017 EIP:

•

Prior to her promotion to Chief Executive Officer, Ms. Duchene’s target annual incentive compensation opportunity was set at 75% of her base salary, and the maximum incentive compensation opportunity was equal to 150% of her base salary consistent with other EVPs. In connection with her appointment as President and Chief Executive Officer, the target annual incentive compensation opportunity for Ms. Duchene was increased to 100% of her base salary and the maximum incentive compensation opportunity for Ms. Duchene was increased to 225% of her base salary. The increases reflect Ms. Duchene’s overall responsibilities for the operations and results of the Company as President and Chief Executive Officer.

•	The target annual incentive compensation opportunity for Mr. Mueller was set at 75% of his base salary, and the maximum incentive compensation opportunity was equal to 150% of his base salary.

•

The target annual incentive compensation opportunity for Mr. Cherbak was set at 100% of his base salary, and the maximum incentive compensation opportunity was equal to 225% of his base salary. Mr. Cherbak’s target and maximum award percentages for the fiscal 2017 EIP were not changed from that of the fiscal 2016 EIP.

The participant’s target and maximum annual incentive percentages were generally determined by the Compensation Committee in its discretion based on its subjective assessment of several factors, including comparable annual incentive opportunities in effect for comparable executives at our peer group companies (based on their published data), total cash compensation and equity awards earned by comparable executives at our peer group companies (based on their published data), internal comparability with percentage targets of other executives within the Company, and the Company’s objective of creating appropriate at-risk incentives to reinforce our team-based management culture and maximize stockholder value. The Compensation Committee also determined that these levels provided for fair and competitive rewards to the NEOs after reviewing historical data regarding the peer group companies and using its own subjective judgment and knowledge of the industry’s pay practices.

Pursuant to the terms of the EIP for fiscal 2017, to trigger any award for any participant, the Company must achieve at least 6.5% “Adjusted EBITDA Margin” (as defined below). If that goal is attained, 60% of each participant’s incentive opportunity under the EIP is determined based on quantitative components and 40% of each participant’s incentive opportunity under the EIP is determined based on qualitative components.

As noted above, the quantitative component of the EIP constitutes 60% of each participant’s target annual incentive compensation opportunity and is determined based on the Company’s revenue and “Adjusted EBITDA Margin” results for the fiscal year. These quantitative measures are equally weighted, each representing 30% of the participant’s total target annual incentive opportunity. The “Adjusted EBITDA Margin” measure is our earnings before interest, taxes, depreciation, amortization and stock-based compensation expense, expressed as a percentage of revenue. The Compensation Committee selected these quantitative performance measures for the EIP because it believes such measures are closely correlated to our annual business objectives and growth in stockholder value, and are straightforward to administer, understand and communicate.

With respect to the quantitative award components, the Company must achieve at least 75% of the revenue performance target for the participants to receive any payment of the portion of their annual incentive linked to that performance metric and the Company must achieve at least 75% of the Adjusted EBITDA Margin performance target for the participants to receive any payment of the portion of their annual incentive linked to that performance metric. Specifically, for each quantitative performance measure, a threshold payment will be made if the Company achieves performance levels equal to 75% of the target performance level amount, the target payment will be made if the Company achieves performance levels equals to 100% of the target performance level and the maximum payment will be made if the Company achieves performance levels equal to 140% or more of the target performance levels. For each performance measure, the threshold payout and target payout are equal to 30% and 100%, respectively, of the target annual incentive compensation opportunity attributable to the performance measure for each of the participants, and the maximum payout is equal to 225% and 150% of the target amount attributable to the performance measure for each of Ms. Duchene and Mr. Cherbak, and for Mr. Mueller, respectively. The amounts payable for performance levels in between the threshold, target and maximum performance levels are determined based on a straight line interpolation.

The following table sets forth the target performance levels established by the Compensation Committee for the EIP for fiscal 2017. As shown in the table, the Company achieved 92.6% of the revenue target and 67.8% of the Adjusted EBITDA Margin target for fiscal 2017 (based on Adjusted EBITDA of $43,900,000 for fiscal 2017). Achievement of 92.6% of the revenue target produced a payment percentage of 79.3% for the portion of the EIP incentive opportunity based on that metric. No portion of the EIP incentive opportunity was paid for fiscal 2017 with respect to the Adjusted EBITDA Margin metric as the 67.6% achievement percentage was less than the required 75% threshold.

Metric Definition	Target	Fiscal 2016 Actual Results	Actual Payout Percentage Achieved
Revenue	$630.0 million	$583.7 million	92.6
Adjusted EBITDA Margin	11.1% of Actual Revenue	7.5%	67.6%

The remaining 40% of each participant’s target annual incentive compensation opportunity is determined based on qualitative measures determined by the Compensation Committee. Such factors generally include the Compensation Committee’s subjective assessment of the Company’s financial performance for the year as a whole (as opposed to the quantitative performance components which measure performance against pre-established targets), the individual participant’s performance for the year with respect to other stated strategic, operational and human capital objectives defined for each individual, and other qualitative team-based performance assessments. The Company believes this mix of predominantly quantitative components coupled with a smaller qualitative component provides appropriate incentives to achieve pre-established goals while giving the Compensation Committee some flexibility to reward other achievements.

For fiscal 2017, the Compensation Committee based its qualitative award determination for the participants on its subjective assessment of the Company’s financial performance, including management of operating costs, cash flow, profitability and gross margins; client service performance, including, client retention, client penetration and continuity, expansion of global accounts and strategic business model expansion; and human resources management, including, employee retention, development and growth of leadership and management skills, and effective team stewardship of the Company’s culture. The Compensation Committee also gave consideration to the significant leadership changes that took place in fiscal 2017, the changes to the focus of the business and the flexibility and leadership that the participants exhibited during the transition period and thereafter. There was no specific weighting of these particular factors. The considerations for the fiscal 2017 EIP awards included the following:

•	We formed a new executive team, including the new role of Chief Accounting Officer, to drive a strategic vision for the Company and establish an effective execution plan for the next five years;

•	We completed a modified Dutch tender offer in November 2016, which was approved and directed by the Board;

•	We completed a reduction in force to take approximately $7 million of cost out of our SG&A per year, affecting approximately 50 management employees;

•	We designed a new globally aligned sales process and implemented Salesforce.com;

•	We returned $133.1 million to our shareholders in the form of dividends, stock buybacks, including the modified Dutch tender offer;

•	We achieved 100% retention of our top 50 clients during fiscal 2017; and

•	We increased our quarterly dividend during the first quarter of fiscal 2017 to $0.11 per share from $0.10 per share, which was increased to $0.12 per share in July 2017.

Based upon all of the foregoing, as well as general competitive compensation practices, the Compensation Committee decided the following under the EIP for fiscal 2017:

•

Although the Compensation Committee noted the achievements listed above, the Compensation Committee determined that the Company did not increase revenue and share value to the full extent management believed possible as viewed against peer company performance. Accordingly, the Compensation Committee decided to set a qualitative award amount for fiscal 2017 for each of Ms. Duchene and Mr. Mueller that was greater than the executive’s target amount, but less than the executive’s maximum amount, for the qualitative component of the executive’s fiscal 2017 EIP opportunity.

•	The qualitative award for fiscal 2017 determined by the Compensation Committee for Ms. Duchene amounted to $300,000.

•	The qualitative award for fiscal 2017 determined by the Compensation Committee for Mr. Mueller amounted to $185,000.

The following table shows the components of each executive’s final fiscal 2017 EIP incentive.

Executive	Base Salary	Target Bonus (% of Base Salary)	Revenue Payout (79.3% payout percentage x 30% of target bonus opportunity)	Adjusted EBITDA Margin Payout ($0; performance less than required threshold)	Qualitative Component	Total Fiscal 2017 EIP Incentive
Ms. Duchene	$583,000	100%	$138,685	$0	$300,000	$438,685
Mr. Mueller	$375,000	75%	$66,904	$0	$185,000	$251,904

The amounts paid to each participating NEO in respect of his or her annual incentive compensation opportunity under the EIP for fiscal 2017 are presented in column (d) of the “Summary Compensation Table — Fiscal 2015 — 2017” below.

As evidenced by the compensation paid to the participating NEOs for fiscal 2017 under the EIP as compared to peer group data, the Company’s pay practices bear out its philosophy that a significant portion of the cash compensation for the NEOs should be “at risk” and tied to the Company’s attainment of its annual financial and business objectives.

Discretionary Cash Bonus

As described above, Mr. Bower was not eligible to participate in the EIP for fiscal 2017 because he was appointed Chief Accounting Officer after the fiscal year 2017 EIP had been established. The Company paid a discretionary bonus to Mr. Bower of $175,000 for fiscal 2017, which amounted to approximately 70% of his base salary, based on his exceptional contributions to the Company during the fiscal year.

The amount paid to Mr. Bower as a discretionary bonus is presented in column (d) of the “Summary Compensation Table — Fiscal 2015 — 2017” below.

Long-Term Incentive Awards

The Company’s view is that the NEOs’ long-term compensation should be directly linked to the value provided to our stockholders. The NEOs’ long-term compensation is currently awarded in the form of stock options having an exercise price equal to the closing price of the Company’s common stock on the grant date. Stock options are our preferred form of equity award for executives because the options will not have any value unless the shares of the Company’s common stock appreciate in value following the grant date. If the stock price does not appreciate, the executive does not realize any value from the option. This vehicle is directly tied to stockholder return. We believe that as a 20-year old company, continuing to build a global footprint, we have significant growth ahead of us. As such, we believe that stock options — which only convey real value with share price appreciation — continue to be the most appropriate equity vehicle to use in our reward programs to align executive and stockholder interests.

Stock option grants to our NEOs typically vest in a series of installments over a four-year vesting period. We believe this four-year vesting period provides an incentive for the NEOs to remain in our employ, and also focuses the NEOs on the long-term performance and business objectives of the Company for the benefit of our stockholders. We believe the four-year vesting period is consistent with compensation practices in the market generally and strikes an appropriate balance between the interests of the Company, our stockholders and the individual NEOs in terms of the incentive, value creation and compensatory aspects of these equity awards.

The size of equity award granted to each of our NEOs is a decision made by the Compensation Committee in the exercise of its business judgment. In making this determination, the Compensation Committee considers its general assessment of the Company’s revenue achievement and return on equity, client retention, Company morale, success in developing a productive management team, corporate governance, performance and risk management. The Compensation Committee also takes into account the total cash compensation paid to the NEOs in our immediately preceding fiscal year, the number and value of options previously granted to the NEOs, dilution effects on our stockholders, the need to make sure that an appropriate number of shares would be available for option awards to less-senior employees, the number and value of long-term equity awards made to comparable executives at our peer group companies (based on their published data), and the goal of providing the NEOs with total long-term equity compensation and total compensation amounts that we think are appropriate and competitive. We believe the size of each NEO’s stock option award is consistent with our compensation objectives of paying for performance and putting a significant portion of the NEOs’ total compensation “at risk.”

After a review of the factors described in the preceding paragraph, the Compensation Committee determined to approve equity awards, in the form of stock options, to the NEOs (other than Mr. Franke) in fiscal 2017. The Compensation Committee approved the grant of options to purchase 38,000, 15,000 and 70,000 shares of the Company’s common stock for Ms. Duchene and Messrs. Mueller and Cherbak, respectively. Following his appointment as Chief Accounting Officer, Mr. Bower received an equity award of 15,000 options as part of the annual company-wide awards program in September 2016. Pursuant to his employment agreement, Mr. Mueller was granted 10,000 restricted stock units in connection with his appointment as Chief Financial Officer. The grant was negotiated with Mr. Mueller as part of his employment agreement. This award is scheduled to vest over a period of four years following the grant date and each unit is payable, on vesting in a share of Company

Common Stock. Mr. Franke did not receive an equity award in fiscal 2017 because he retired before the Compensation Committee approved the executive equity award grants for fiscal 2017. The Board and management fully support the pay for performance principle advocated by ISS, Glass Lewis and other advisory services, and that principle has long been the cornerstone of our executive compensation program. Our Board and management are fully committed to increasing earnings per share thereby positioning the Company to increase dividends in the future and create an environment for improved stockholder returns.

Perquisites

During fiscal 2017, the NEOs were eligible to participate in the Company’s retirement, and health and welfare programs that are generally available to other employees in the Company. In addition, as part of his employment agreement, Mr. Mueller was provided a relocation allowance of $24,000. Each NEO, other than Mr. Bower because of the timing of his appointment, also received a modest automobile allowance or car expense reimbursement. The Compensation Committee believes these modest perquisites are consistent with competitive practices and help us attract and retain talent. Mr. Cherbak and Mr. Franke’s automobile allowance ended on the date of their respective retirements.

Change In Control and Severance Benefits

Employment Agreements.    The Company believes that severance protections can play a valuable role in attracting and retaining high caliber talent. In the competitive professional services industry in which we operate, where executives are commonly being recruited by both more established companies and by start-up ventures, severance and other termination benefits are an effective way to offer executives financial security to offset the risk of accepting an opportunity with another company. Pursuant to their employment agreements or employment letters, as applicable, in effect during fiscal 2017, each of the continuing NEOs would be entitled to severance payments, in the case of Ms. Duchene and Mr. Mueller, if the executive’s employment was terminated by the Company without cause or by the executive for good reason, and in the case of Mr. Bower, if the executive’s employment was terminated by the Company without cause. Because we believe that a termination by an executive for good reason (or constructive termination) is conceptually the same as an actual termination by the Company without cause, we believe it is appropriate to provide severance benefits following such constructive termination of the executive’s employment. The level of severance benefits for our Chief Executive Officer differs from the other NEOs because of the scope and responsibility of the position and the competitive pay practices for the role. The NEOs’ severance benefits are generally the result of negotiations with the executive and set at levels we believe are reasonable and consistent with our objective of attracting and retaining team-oriented executives.

As noted above, Messrs. Cherbak and Franke retired effective October 7, 2016 and August 26, 2016, respectively. Mr. Cherbak entered into a new employment agreement with the Company dated October 20, 2016 which provided for his continued employment as an executive advisor. Mr. Franke entered into a consulting agreement with the Company dated August 17, 2016. In light of their new roles with the Company, neither of the agreements with Mr. Cherbak and Mr. Franke provide for any change in control or severance benefits.

The continuing NEOs’ employment agreements or employment letters, as applicable, are described in further detail in the narrative following the “Description of Employment Agreements — Cash Compensation” section and in the “Potential Payments upon Termination or Change in Control”

section below.

Stock Ownership Guidelines for NEOs

We maintain ownership guidelines for the Company’s NEOs. Under the stock ownership guidelines:

•	The Chief Executive Officer should own Company common stock equal in value to the lesser of three times base salary or 100,000 shares.

•	All other NEOs should own Company common stock equal in value to the lesser of two times base salary or 20,000 shares.

Stock that counts towards satisfaction of the ownership guidelines (“Qualifying Shares”) includes:

•	Shares of common stock beneficially held, either directly or indirectly;

•	Restricted stock issued and held whether vested or unvested; and

•	Shares of common stock held following the exercise of a stock option or payment of other equity award.

All executive officers covered by these guidelines should satisfy the applicable share ownership guidelines within five years of first becoming subject to them. If a covered individual’s guideline level of ownership changes as a result of a change in position or compensation, the individual should satisfy the applicable guidelines within a five-year period beginning in January following the year of such change. The table below shows ownership of Qualifying Shares as of the Record Date by each of our NEOs who is currently serving as an executive officer. Each of these NEOs still has additional time to satisfy the guidelines.

Named Executive Officer Stock Ownership Status

	Share-Based Guideline	Qualifying Shares Held	Market Value Guideline	Market Value of Shares Held as of the Record Date[1]
Kate W. Duchene	100,000	80,022	$1,749,000	$972,267
President and Chief Executive Officer
Herbert M. Mueller	20,000	13,263	$764,800	$161,145
Executive Vice President and Chief Financial Officer
John D. Bower	20,000	12,686	$500,000	$154,135
Chief Accounting Officer

(1)	Determined by multiplying the number of Qualifying Shares held by the NEO on August 24, 2017 by the closing price for a share of Company common stock on that date ($12.15).

Insider Trading Policy Summary

The Company’s directors, officers and employees worldwide annually acknowledge the Company’s Insider Trading Policy which advises that if the director, officer or employee is in possession of material, non-public information relating to Resources Connection, it is the Company’s policy that neither the director, officer or employee, nor any person related, may buy or sell securities of Resources Connection or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to trading in the securities of any other company, including our customers or suppliers, if the director, officer or employee has material, non-public information about that company which was obtained in the course of his or her employment with the Company or Board membership.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any year to the corporation’s chief executive officer and certain of its other executive officers. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. As one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible, and in any event, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and our discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Jolene Sarkis, Chairperson

Neil Dimick

A. Robert Pisano

Michael Wargotz

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above served as members of the Compensation Committee for all of fiscal 2017. No member of the Compensation Committee at any time during the 2017 fiscal year was an executive officer or employee of the Company during or prior to the 2017 fiscal year, or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during fiscal 2017.

EXECUTIVE COMPENSATION TABLES FOR FISCAL 2017

Summary Compensation Table — Fiscal 2015 — 2017

The following table presents information regarding compensation of our NEOs for services rendered during fiscal years 2015, 2016 and 2017. Unless otherwise noted, the footnote disclosures apply to fiscal 2017 compensation. For an explanation of the amounts included in the table for fiscal 2015 and 2016, please see the footnote disclosures in our Proxy Statement for the corresponding fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)(6)	Stock Awards ($)	Option Awards ($)(7)	Non-Equity Incentive Plan Compensation ($)(8)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(9)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Kate W. Duchene	2017	477,423	-0-	-0-	165,528	438,685	-0-	22,950	1,104,586
President and Chief Executive Officer(1)	2016	397,308	-0-	-0-	212,534	342,853	-0-	22,950	975,645
	2015	330,000	180,000	-0-	182,436	150,951	-0-	22,800	866,187
Herbert M. Mueller	2017	382,400	75,000	145,200	65,340	251,904	-0-	51,138	970,981
Executive Vice President and Chief Financial Officer(2)
John D. Bower	2017	267,318	175,000	-0-	65,340	-0-	-0-	7,950	515,608
Chief Accounting Officer(3)
Anthony Cherbak	2017	224,231	-0-	-0-	304,920	-0-	-0-	11,565	540,716
Former President and Chief Executive Officer(4)	2016	583,000	-0-	-0-	391,510	587,045	-0-	22,950	1,584,505
	2015	583,000	190,000	-0-	364,872	358,851	-0-	22,800	1,519,523

Nathan W. Franke	2017	107,692	-0-	-0-	-0-	-0-	-0-	19,554	127,246
Former Executive Vice President and Chief Financial Officer(5)	2016	397,308	-0-	-0-	212,534	342,853	-0-	22,950	975,645
	2015	330,000	180,000	-0-	182,436	150,951	-0-	22,800	866,187

(1)	Ms. Duchene was appointed Interim Chief Executive Officer effective October 7, 2016 and President and Chief Executive Officer effective December 16, 2016. The table above reports Ms. Duchene’s compensation for the entire fiscal year.

(2)	Mr. Mueller was appointed Executive Vice President and Chief Financial Officer effective August 29, 2016. The table above reports Mr. Mueller’s compensation for the entire fiscal year. The amount reported in column (d) for Mr. Mueller represents the sign-on bonus he received pursuant to his employment agreement.

(3)	Mr. Bower was appointed Chief Accounting Officer effective August 17, 2016. The table above reports Mr. Bower’s compensation for the entire fiscal year. The amount reported in column (d) for Mr. Bower, who was not eligible to participate in the EIP for fiscal 2017, represents a discretionary bonus paid to Mr. Bower for his service during fiscal 2017.

(4)	Mr. Cherbak retired as our President and Chief Executive Officer on October 7, 2016. As a result of his retirement, Mr. Cherbak was not eligible to receive any bonus under the EIP for fiscal 2017. Mr. Cherbak did not receive separate compensation for his service on the Board of Directors during fiscal 2017. Mr. Cherbak continues as a non-executive employee of the Company, and the table above reports Mr. Cherbak’s compensation for the entire fiscal year.

(5)	Mr. Franke retired as our Executive Vice President and Chief Financial Officer on August 26, 2016. As a result of his retirement, Mr. Franke did not participate in our EIP for fiscal 2017, and did not receive any equity awards during fiscal 2017. Mr. Franke continues to serve the Company as a consultant, and the table above reports Mr. Franke’s compensation for the entire fiscal year, including his consulting compensation.

(6)	The amounts reported in column (d) above for fiscal 2015 represent the amounts earned in respect of the discretionary component of the NEOs’ annual incentive compensation opportunity under the EIP for fiscal year 2015. As described in more detail in the “Compensation Discussion and Analysis — Elements of Pay for Named Executive Officers Annual Incentive Compensation” section above, for fiscal years 2016 and 2017, the discretionary component of the EIP was replaced with a qualitative component tied to individually defined operational, strategic and human capital objectives and no incentive would be earned under the EIP unless a threshold level of financial performance was achieved. Accordingly, for fiscal years 2016 and 2017, the entire amount of each NEO’s incentive under the EIP is reported in column (g) as Non-Equity Incentive Plan Compensation. Incentives earned under the EIP are paid in the fiscal year following the fiscal year in which they were earned.

(7)	The amounts reported in columns (f) of the table above for fiscal 2017 reflect the fair value on the grant date of the option awards granted to our NEOs. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in column (f), please see (i) the discussion of option awards contained in Note 10 (Stock Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Report on Form 10-K for the fiscal year ended May 27, 2017, and (ii) similar Stock Based Compensation Plan notes contained in the Company’s Consolidated Financial Statements filed on Form 10-K for prior fiscal years as to the option awards granted in those years.

(8)	The amounts reported in column (g) above represent amounts earned in respect of the quantitative component of the NEOs’ annual incentive compensation opportunity under the EIP for fiscal year 2015, and as described in footnote (6) above, each NEO’s entire annual incentive payment for fiscal years 2016 and 2017 (other than, as noted above, the discretionary bonus paid to Mr. Bower for fiscal 2017 as he did not participate in the EIP for fiscal 2017).

(9)	The amounts reported for fiscal 2017 in column (i) include (a) an automobile allowance of $15,000 and a matching contribution under the Company’s 401(k) plan of $7,950 for Ms. Duchene, and Mr. Mueller; (b) an automobile allowance of $5,769 and a matching contribution under the Company’s 401(k) plan of $5,796 for Mr. Cherbak; and (c) an automobile allowance of $4,038, a matching contribution under the Company’s 401(k) plan of $5,615 and consulting fees in the amount of $9,900 for Mr. Franke. Messrs. Cherbak and Franke’s automobile allowance and matching contribution under the Company’s 401(k) plan ended on the date of their respective retirements. Mr. Bower did not receive any automobile allowance for fiscal 2017, but did receive a matching contribution under the Company’s 401(k) plan of $7,950 for fiscal 2017.

The “Summary Compensation Table — Fiscal 2015 —2017” above quantifies the value of the different forms of compensation earned by or awarded to our NEOs for the applicable fiscal years. The primary elements of each NEO’s total compensation reported in the table are base salary, an annual incentive compensation oppor-

tunity (which has both quantitative components and a qualitative component) and long-term equity incentives consisting of non-qualified stock options. NEOs may also receive other benefits listed in column (i) of the “Summary Compensation Table — Fiscal 2015 — 2017,” as further described in footnote (2).

Description of Employment Agreements — Cash Compensation

We have entered into employment agreements or employment letter agreements with each of the NEOs. The salary and bonus terms of each agreement are briefly described below. Provisions of these agreements relating to outstanding equity incentive awards, if any, and post-termination of employment benefits are discussed below under the applicable sections of this Proxy Statement.

Kate W. Duchene.    On December 19, 2016, we entered into a new employment agreement with Ms. Duchene in connection with her appointment as Chief Executive Officer. The December 2016 agreement supersedes Ms. Duchene’s prior employment agreement with the Company dated as of July 17, 2008. The December 2016 agreement provides for a three-year term of employment commencing on December 19, 2016 and ending with the close of business on December 18, 2019, with the term automatically being extended for one year unless either party provides notice that the term will not be extended. The agreement provides for Ms. Duchene to receive an annualized base salary of $583,000, subject to annual review by the Board of Directors. Based on its review, the Board of Directors has the discretion to increase (but not reduce) the base salary each year. The agreement also provides for Ms. Duchene to participate in any annual incentive plans maintained by the Company for its global senior management executives generally, and that she will be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. In addition, the agreement provides that Ms. Duchene is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its global senior management executives generally. Ms. Duchene’s current annual base salary remains at the $583,000 level provided for in the agreement.

Herbert M. Mueller.    On August 17, 2016, we entered into an employment agreement with Mr. Mueller. The agreement provides for a three-year term of employment commencing on August 29, 2016 and ending with the close of business on August 28, 2019, with the term automatically being extended for one year unless either party provides notice that the term will not be extended. The agreement provides for with Mr. Mueller to receive an annualized base salary of $375,000, subject to annual review by the Board of Directors. The Compensation Committee, based on the recommendation of the Chief Executive Officer, has discretion to increase (but not reduce) the executive’s base salary each year. Additionally, the agreement provides for a one-time sign-on bonus of $75,000 to assist in covering the differential in real estate costs in California. The agreement also provides for the executive to participate in any annual incentive plans maintained by the Company for its global senior management executives generally, and that he will be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. In connection with his promotion, the agreement also provided Mr. Mueller with the following equity awards: (1) 10,000 restricted stock units that will be scheduled to vest equally over a four-year period, and (2) stock options to purchase 15,0000 shares of the Company’s common stock with the terms as described under “Compensation Discussion and Analysis — Long-Term Incentive Awards”. In addition, the agreement provides that the executive is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its global senior management executives generally. Mr. Mueller’s current annual base salary remains at the $375,000 level provided for in the agreement.

John D. Bower.    On August 17, 2016, we entered into an employment letter with Mr. Bower. Mr. Bower’s agreement commenced effective August 29, 2016 and continues until terminated by either party. The agreement provides that Mr. Bower will receive an annualized base salary of $250,000 and be eligible for a cash bonus each year in accordance with the discretionary Company-wide incentive compensation program. The current annual base salary for Mr. Bower is $250,000.

Anthony Cherbak.    As noted above, Mr. Cherbak retired as President and Chief Executive Officer effective October 7, 2016. On October 20, 2016, the Company entered into an employment agreement with Mr. Cherbak that supersedes Mr. Cherbak’s prior employment agreement with the Company dated as of April 23, 2013. The agreement provides for Mr. Cherbak’s continued employment by the Company as an executive advisor through

February 28, 2018 with an annual base salary of $150,000. Mr. Cherbak will continue to participate in the Company’s health, welfare, retirement and other benefit programs offered to Company employees generally. At the end of the period of employment, the Company will pay or reimburse Mr. Cherbak to continue medical coverage under COBRA for eighteen months.

Nathan W. Franke.    On July 17, 2008, we entered into employment agreements with Mr. Franke. The agreement provided for a three-year term of employment expiring July 31, 2011, with the term automatically being extended for one year on each August 1 (commencing with August 1, 2011) unless either party provides notice that the term will not be extended. The agreement provided for Mr. Franke to receive an annualized base salary of $300,000, subject to annual review by the Board of Directors. The Compensation Committee, based on the recommendation of the Chief Executive Officer, had discretion to increase (but not reduce) the executive’s base salary each year. The agreement also provided for the executive to participate in any annual incentive plans maintained by the Company for its global senior management executives generally. In addition, the agreement provided that the executive was entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its global senior management executives generally.

As noted above, Mr. Franke retired as Executive Vice President and Chief Financial Officer, effective August 26, 2016. On August 17, 2016, we entered into a consulting agreement with Mr. Franke that supersedes Mr. Franke’s prior employment agreement with the Company dated as of July 17, 2008, as described above. Pursuant to the agreement, Mr. Franke will provide transition assistance to the Company’s new Chief Financial Officer and other services. The agreement provides for a two-year term commencing on August 29, 2016 and ending with the close of business on August 28, 2018, and a pay rate of $300 per hour. Mr. Franke will not receive any additional benefits or compensation, except for reimbursements for reasonable and customary expenses incurred with the Company’s prior written authorization.

Grants of Plan-Based Awards in Fiscal 2017

The following table presents information regarding (i) the non-qualified stock options granted to NEOs in fiscal 2017, and (ii) potential threshold, target and maximum amounts payable under the NEOs’ annual incentive compensation opportunity under the EIP for fiscal 2017. The material terms of each of these compensation opportunities are described below and in the “Compensation Discussion and Analysis” section above.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum $
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Kate W. Duchene	—	174,900	583,000	1,311,750	—	—	—	—
	09/09/16	—	—	—	—	38,000	14.52	165,528
Herbert M. Mueller	—	84,375	281,250	562,500	—	—	—	—
	09/09/16	—	—	—	—	15,000	14.52	65,340
	09/09/16	—	—	—	10,000	—	—	145,200
John D. Bower(3)	09/09/16	—	—	—	—	15,000	14.52	65,340
Anthony Cherbak(4)	09/09/16	—	—	—	—	70,000	14.52	304,920
Nathan W. Franke(5)	—	—	—	—	—	—	—	—

(1)	Amounts reported represent the potential amounts payable to participating NEO under the EIP for fiscal 2017 at threshold, target and maximum performance levels. The actual amounts payable to each NEO under the EIP for fiscal 2017 are reported in column (g) (Non-Equity Incentive Plan Compensation) of the “Summary Compensation Table — Fiscal 2015 — 2017” above.
(2)

The amounts reported in column (i) of the table above for fiscal 2017 reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of our consolidated financial statements. For a discussion of the assumptions and methodologies used to calcu-

late the amounts reported in column (i), please see footnote (7) to the “Summary Compensation Table — Fiscal 2015 — 2017” above.
(3)	Mr. Bower was appointed Chief Accounting Officer after the 2017 EIP was adopted and did not participate in the 2017 EIP.
(4)	Mr. Cherbak received an incentive opportunity under the EIP for fiscal 2017 because he had not yet retired as President and Chief Executive Officer at the time the fiscal 2017 EIP was adopted. However, because of his retirement as President and Chief Executive Officer in October 2016, Mr. Cherbak did not receive an incentive payment under the EIP for fiscal 2017.
(5)	Mr. Franke retired before the 2017 EIP was adopted and did not participate in the 2017 EIP.

Description of Plan-Based Awards

For information on the stock options and non-equity incentive plan awards granted to our NEOs for fiscal 2017, please see the discussion in the “Compensation Discussion and Analysis” section above under the heading “Elements of Pay for Named Executive Officers — “Long-Term Incentive Awards” and “Annual Incentive Compensation.” Also see the “Potential Payments Upon Termination or Change in Control” section below for the consequences of certain change in control or other corporate transactions or certain terminations of employment with respect to these awards.

Outstanding Equity Awards at Fiscal 2017 Year-End Table

The following table presents information regarding the outstanding equity awards held by each NEO as of May 27, 2017, the end of fiscal 2017.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(d)	(e)	(f)
Kate W. Duchene	03/27/2008	11,250	0	$17.89	3/27/2018
	02/19/2009	49,500	0	$14.48	2/19/2019
	02/19/2010	35,000	0	$17.90	2/19/2020
	03/07/2011	35,000	0	$19.26	3/7/2021
	03/14/2012	35,000	0	$12.60	3/14/2022
	05/28/2013	26,250	8,750	$11.05	5/28/2023
	06/02/2014	20,000	20,000	$12.18	6/2/2024
	08/31/2015	9,500	28,500	$15.69	8/31/2025
	09/09/2016	0	38,000	$14.52	9/9/2026
Herbert M. Mueller	04/02/2012	2,500	0	$14.33	4/2/2022
	05/28/2013	1,125	375	$11.05	5/28/2023
	06/02/2014	1,500	1,500	$12.18	6/2/2024
	08/31/2015	1,000	3,000	$15.69	8/31/2025
	09/09/2016	0	15,000	$14.52	9/9/2026
John D. Bower	03/27/2008	4,500	0	$17.89	03/27/2018
	02/19/2010	7,500	0	$17.90	02/19/2020
	03/07/2011	8,000	0	$19.26	03/07/2021
	05/28/2013	0	2,150	$11.05	05/28/2023
	06/02/2014	0	4,500	$12.18	06/02/2024
	08/31/2015	3,500	10,500	$15.69	08/31/2025
	09/09/2016	0	15,000	$14.52	09/09/2026

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(d)	(e)	(f)
Anthony Cherbak	03/27/2008	11,250	0	$17.89	3/27/2018
	02/19/2009	51,750	0	$14.48	02/19/2019
	02/19/2010	50,000	0	$17.90	02/19/2020
	03/07/2011	60,000	0	$19.26	03/06/2021
	03/14/2012	60,000	0	$12.60	03/14/2022
	05/28/2013	67,500	22,500	$11.05	05/28/2023
	06/02/2014	40,000	40,000	$12.18	06/02/2024
	08/31/2015	17,500	52,500	$15.69	08/31/2025
	09/09/2016	0	70,000	$14.52	09/09/2026
Nathan W. Franke	01/02/2008	25,000	0	$17.55	01/02/2018
	02/19/2009	49,500	0	$14.48	02/19/2019
	02/19/2010	35,000	0	$17.90	02/19/2020
	03/07/2011	35,000	0	$19.26	03/07/2021
	03/14/2012	35,000	0	$12.60	03/14/2022
	05/28/2013	26,250	8,750	$11.05	05/28/2023
	06/02/2014	20,000	20,000	$12.18	06/02/2024
	08/31/2015	9,500	28,500	$15.69	08/31/2025

Subject to each NEO’s continued employment, these options are scheduled to become vested and exercisable over a four-year period, with one-fourth of each option grant becoming vested and exercisable on each of the first four anniversaries of the grant date of the option. The grant date of each option is included in the table above under column (b). All unexercised options expire ten years from the date of grant. As described in the “Potential Payments upon Termination or Change in Control” section below, all or a portion of each option grant may vest earlier in connection with certain change in control or other corporate transactions or certain terminations of employment.

Option Exercises and Stock Vested in Fiscal 2017

The following table presents information about the amount realized upon the exercise of stock options by our NEOs during fiscal 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Kate W. Duchene	—	—	—	—
Herbert M. Mueller	—	—	—	—
John D. Bower	4,400	$14,749.50	—	—
Anthony Cherbak	—	—	—	—
Nathan W. Franke	—	—	—	—

(1)	The dollar amounts shown for stock options in column (c) above are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the exercise date and the exercise price of the options.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to the NEOs in connection with certain terminations of their employment with the Company and/or a change in control of the Company. All such benefits will be paid or provided by the Company.

For purposes of this section, we have assumed that (i) the price per share of the Company’s common stock is equal to $12.65, the closing price per share on May 26, 2017 (the last trading day of fiscal 2017), (ii) outstanding stock options are substituted or assumed in connection with certain change in control or other corporation transactions where the Company does not survive (or does not survive as a publicly-traded company), and the Compensation Committee does not exercise any discretion to otherwise accelerate the vesting of outstanding awards in connection with such an event, and (iii) the value of any stock options are required to be accelerated pursuant to the terms of the award or the executive’s employment agreement is equal to the full value of such awards (i.e. the difference between that closing price on May 26, 2017 and the exercise price of the options). In the event that outstanding stock options are not substituted or assumed in connection with certain corporate transactions where the Company does not survive (or does not survive as a publicly-traded company), these awards would generally become fully vested in advance of being terminated in connection with the transaction.

Severance Benefits in Effect at the End of Fiscal 2017

The following sections describe the severance benefits provided under each of the NEOs’ employment agreements as in effect at the end of fiscal 2017. The agreements with Ms. Duchene and Mr. Mueller also include post-termination confidentiality, non-solicitation and non-compete covenants in favor of the Company.

Kate Duchene

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term.    In the event that Ms. Duchene’s employment is terminated by the Company without “cause” or by Ms. Duchene for “good reason” (as such terms are defined in the executive’s employment agreement), Ms. Duchene will be entitled to receive a lump sum payment equal to three times the sum of her then current annual base salary plus target annual incentive bonus, and a pro-rated portion of her annual bonus for the year her employment terminates. In addition, Ms. Duchene will generally be entitled to continued participation in the Company’s group health plans at the Company’s expense for up to two years following her termination of employment and full vesting of her then-outstanding and otherwise unvested stock options and restricted stock awards. In the event that the Company elects not to extend the term of Ms. Duchene’s employment agreement, Ms. Duchene would be entitled to the benefits set forth above except that the lump sum payment would equal one and one-half times her then current annual base salary rate. Ms. Duchene’s right to receive any of these severance benefits is subject to her providing a release of claims to the Company.

Should benefits payable to Ms. Duchene trigger excise taxes under Section 4999 of the Internal Revenue Code, Ms. Duchene will either be entitled to the full amount of her benefits or, if a cut-back in the benefits would result in greater net (after-tax) benefit to Ms. Duchene, the benefits will be cut-back to the extent necessary to avoid such excise taxes. Ms. Duchene’s employment agreement does not provide for a tax “gross-up” payment.

Death or Disability.    In the event that Ms. Duchene’s employment terminates due to her death or disability, Ms. Duchene (or her estate) will be entitled to receive a lump sum cash payment equal to the sum of one year’s base salary and a prorated portion of her target annual incentive compensation for the fiscal year in which the termination occurs. In addition, Ms. Duchene would be entitled to full vesting of her then-outstanding and otherwise unvested equity-based awards.

Herbert M. Mueller

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term.    In the event that Mr. Mueller’s employment is terminated by the Company without “cause” or by Mr. Mueller for “good reason” (as such terms are defined in the executive’s employment agreement), Mr. Mueller will be entitled to receive a lump sum payment equal to one and one-half times his then current annual base salary rate. In addition, the executive will generally be entitled to continued participation in the Company’s group health plans at the Company’s expense until the earlier of (a) the expiration of one year from the effective date of termination or (b) Mr. Mueller’s eligibility for participation in the group health plan of a subsequent employer. Upon the successful completion of the first half of the initial three year term, Mr. Mueller’s benefits described above shall increase upon termination to a lump sum payment equal to three and a half times his then current annual base salary and continued participation in the Company’s group health plans for a period of two years. Mr. Mueller will also be entitled to the full vesting of his then-outstanding and otherwise unvested stock options and restricted stock awards. In the event that the Company elects not to extend the term of Mr. Mueller’s employment agreement, Mr. Mueller would be entitled to the benefits set forth above except that the lump sum payment would equal one times his then current annual base salary rate. Mr. Mueller’s right to receive any of these severance benefits is subject to his providing a release of claims to the Company. Mr. Mueller’s employment agreement does not provide for a tax “gross-up” payment.

Death or Disability.    In the event that Mr. Mueller’s employment terminates due to his death or disability, Mr. Mueller (or his estate) will be entitled to receive a prorated portion of his target annual incentive compensation for the fiscal year in which the termination occurs. In addition, Mr. Mueller would be entitled to full vesting of his then-outstanding and otherwise unvested equity-based awards.

John D. Bower

Termination Without Cause.    In the event that Mr. Bower’s employment is terminated by the Company without “cause” (as defined in the executive’s employment letter), Mr. Bower will be entitled to receive a lump sum payment equal to one time his then current annual base salary rate plus the equivalent of one year’s cash bonus payment (averaged over the most recent three years of award). In addition, Mr. Bower will generally be entitled to continued participation in the Company’s group health plans at the Company’s expense until the earlier of (a) the expiration of one year from the effective date of termination or (b) Mr. Bower’s eligibility for participation in the group health plan of a subsequent employer. Upon a “change in control” (as defined in the 2014 Plan), Mr. Bower will also be entitled to the full vesting of his then-outstanding and otherwise unvested stock options and restricted stock awards. Mr. Bower’s right to receive any of these severance benefits is subject to his providing a release of claims to the Company. Mr. Bower’s employment agreement does not provide for a tax “gross-up” payment.

Estimated Potential Termination Payments and Benefits

The following table presents the Company’s estimate of the amount of the benefits to which, as to each of the NEOs employed by us at the end of the fiscal year, the NEO would have been entitled had the executive’s employment with the Company terminated under the circumstances described above on May 26, 2017.

Name	Base Salary ($)	Trigger	Cash Severance ($)	Continued Health Benefits ($)	Equity Awards ($)(1)	Incentive Compensation ($)(2)	Total ($)
Kate W. Duchene	583,000	Termination without Cause or for
		Good Reason Not in Connection
		with a Change in Control	3,498,000	55,194	23,400	438,685	4,015,279
		Death or Disability	583,000	—	23,400	438,685	1,045,085
		Election by Company Not to Renew	874,500	55,194	23,400	438,685	1,391,779
		Change in Control — No
		Termination of Employment[3]	—	—	23,400	—	23,400
		Termination Without Cause or for
		Good Reason in Connection with a
		Change in Control	3,498,000	55,194	23,400	438,685	4,015,279
Herbert M. Mueller	375,000	Termination without Cause or for
		Good Reason Not in Connection
		with a Change in Control	562,500	16,127	127,805	251,904	958,336
		Death or Disability	375,000		127,805	251,904	754,709
		Election by Company Not to Renew	375,000	16,127	127,805	251,904	770,836
		Change in Control — No
		Termination of Employment[3]	—	—	127,805	—	127,805
		Termination Without Cause or for
		Good Reason in Connection with a
		Change in Control	562,500	16,127	127,805	251,904	958,336
John D. Bower	250,000	Termination without Cause or for
		Good Reason Not in Connection
		with a Change in Control	250,000	27,950	—	163,667	441,617
		Death or Disability	250,000	27,950	—	163,667	441,617
		Election by Company Not to Renew	250,000	27,950	—	163,667	441,617
		Change in Control — No
		Termination of Employment[3]	—	—	5,555	—	5,555
		Termination Without Cause or for
		Good Reason in Connection with a
		Change in Control	250,000	27,950	5,555	163,667	447,172

(1)	This column reports the intrinsic value of the unvested portions of the executive’s outstanding and unvested equity awards that may accelerate in the circumstances. For options, this value is calculated by multiplying the amount (if any) by which $12.65 the closing price per share on May 26, 2017 (the last trading day of fiscal 2017) exceeds the per share exercise price of the option by the number of shares subject to the accelerated portion of the option.

(2)	This column reflects the actual amounts earned for fiscal 2017 by the executive based on achievement against the revenue and Adjusted EBITDA Margin targets, which incentive amounts were determinable as of the assumed termination date of May 26, 2017.

(3)

As noted above, our stock incentive plans provide that if a change in control of the Company occurs and the acquiring or successor entity does not assume the awards under the plan, the awards will fully vest and terminate on the transaction. The amounts in this row reflect the value of each NEO’s outstanding awards on May 26, 2017 that would have accelerated in those circumstances. If these awards vested in connection with a change in control transaction, they would not also vest in connection with a subsequent termination of employment.

PROPOSAL 3. ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding advisory vote on the compensation paid to our NEOs as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as the Compensation Discussion and Analysis). This advisory vote on executive compensation is commonly referred to as a “Say-on-Pay” vote.

We design our executive compensation programs to implement our core objectives of providing competitive pay, pay for performance, and alignment of management’s interests with the interests of long-term stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our core objectives.

We believe stockholders should consider the following when voting on this proposal:

Pay for Performance Orientation

•

Base Salaries.    Notwithstanding the transition into different roles among the executive, the Company’s NEO base salaries remained essentially flat for fiscal 2017 and, as noted below, are below the median for similar positions at the peer group companies.

•

Annual Incentives.    Our EIP reflects a pay for performance culture. For fiscal 2017, we achieved 92.6% of our revenue target and 67.8% of our Adjusted EBITDA Margin target established under the EIP. The Company also achieved operational, strategic and human capital initiatives during 2017. No incentive was payable under the EIP for fiscal 2017 with respect to performance against the Adjusted EBITDA Margin target, and incentives at less than the targeted levels were paid under the fiscal 2017 EIP to Ms. Duchene and Mr. Mueller. As noted below, the Company’s total compensation levels for the NEOs are below the median for similar positions at the peer group companies.

•

Long-Term Incentives.    In fiscal 2017, the Compensation Committee approved equity incentives, in the form of stock options, to Ms. Duchene, and Messrs. Mueller, Bower and Cherbak under our 2014 Plan. These awards vest over a four-year period. Stock options have value only if our stock price increases after the date the option is granted, thereby further aligning the interest of participating NEOs with those of our stockholders. Mr. Franke did not receive equity awards from the Company in fiscal 2017 as he had retired prior to the date the Compensation Committee approved the NEO equity awards for fiscal 2017. Mr. Mueller also received an award of restricted stock units under our 2014 Plan in connection with his appointment as Chief Financial Officer.

Alignment with Long-Term Stockholder Interests

A substantial portion of our executive compensation is weighted toward variable, at-risk pay in the form of annual and long-term incentives.

The Company also maintains the following policies which we believe are in the best interests of stockholders:

•	Stock Ownership Guidelines — We focus our executives on long-term stockholder value by requiring our executive officers to own a significant amount of the Company’s stock.

•	No Repricing — Our 2004 Stock Incentive Plan and our 2014 Plan expressly prohibit repricing awards without stockholder approval.

•	No Gross-Ups — The Company will no longer include “gross-ups” provisions in any new executive employment agreement for excise taxes triggered in connection with a change in control of the Company.

Competitive Pay

The Compensation Committee annually compares our executive compensation levels and elements with compensation levels and elements at other relevant companies and competitors.

As more fully set forth above in the “Executive Compensation — Compensation Discussion and Analysis — Use of Peer Group Data,” following a review by the Compensation Committee of our competitors in the marketplace and those that major advisory firms, such as ISS, include in our services sector peer group, the Committee determined that no changes to the fiscal 2016 peer group were necessary for fiscal 2017, except for the removal of The Corporate Executive Board Company due to its acquisition by Gartner, Inc. in 2017. All other members of the peer group from fiscal 2016 remained the same. Our peer group analysis (based on information that was publicly available at the time the Compensation Committee made the corresponding compensation decisions) reflects that our NEOs have base salary and total compensation levels (taking into account base salary, annual incentive and grant date fair value of equity awards granted during the year) that are below the median of the peer group companies. We strive to pay for performance in line with Company results and Company-wide pay practices.

Recommendation

The Board believes the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving our core objectives. The Board also believes that our executive compensation programs are reasonable in relation to comparable public and private companies in our industry. Accordingly, the Board of Directors recommends that you vote in favor of the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s executive compensation disclosure rules (which includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables) is hereby approved.”

This proposal to approve the compensation paid to our NEOs is advisory only and will not be binding, overrule any decision by, or create or imply any additional fiduciary duties for the Company or our Board. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for NEOs.

The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of the NEOs each year at the annual meeting of stockholders. We have included in this Proxy Statement a proposal to approve the frequency of future advisory votes on the Company’s executive compensation and our Board of Directors recommends that we continue with the current policy of holding such a vote ever year. Accordingly, if stockholders approve every 1 YEAR as the preferred frequency option in Proposal No. 4, it is expected that the next such vote will occur at the 2018 annual meeting of stockholders.

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory basis, of the compensation of our NEOs as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules.

PROPOSAL 4. ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As described in Proposal 3 above, our stockholders are being provided the opportunity to cast an advisory vote on the compensation of our NEOs, or the Say-on-Pay vote.

In 2011, our stockholders had the opportunity to cast an advisory vote on how often we should include a Say-on-Pay vote in our proxy materials for our annual meetings of stockholders or special stockholder meetings for which we must include executive compensation information in the proxy statement for that meeting (commonly referred to as a “Say-on-Frequency” vote). At our 2011 annual meeting, our stockholders voted to hold a Say-on-Pay vote every year, and the Board of Directors determined that the Say-on-Pay vote would be held annually.

Under SEC rules, we are required to hold a new Say-on-Frequency vote at least every six years. Accordingly, this Proposal 4 affords our stockholders the opportunity to cast an advisory vote on how often we should include a Say-on-Pay vote in our proxy materials for future annual meetings of stockholders (or special stockholder meetings for which we must include executive compensation information in the proxy statement for that meeting). Under this Proposal 4, our stockholders may vote to have future advisory votes on executive compensation every year, every two years, every three years, or abstain from voting.

We believe that advisory votes on executive compensation should be conducted every year so that our stockholders may annually express their views on our executive compensation program.

Like the Say-on-Pay vote, this Say-on-Frequency vote is advisory and will not be binding on the Company or our Board of Directors. However, the Board and the Compensation Committee value the opinions expressed by our stockholders and will take the outcome of this vote into account when determining the frequency of future Say-on-Pay votes.

The Board of Directors unanimously recommends a vote, on an advisory basis, to hold future advisory votes on executive compensation every 1 year.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public from commercial document retrieval services, at the web site maintained by the SEC at www.sec.gov, and on our website at www.rgp.com.

By order of the Board of Directors,

Michelle Gouvion

Associate General Counsel and Secretary

Irvine, California

September 15, 2017

ALL STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED VOTING INSTRUCTION FORM OR PROXY CARD PROMPTLY OR, IF AVAILABLE, VOTE YOUR SHARES BY TELEPHONE OR USING THE INTERNET.

ANNUAL MEETING OF STOCKHOLDERS OF

RESOURCES CONNECTION, INC.

October 19, 2017

GO GREEN

00003330303040000000 8 101917

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The Board of Directors recommends a vote **FOR** each of the nominees listed in Proposal 1.

5. In their discretion, each of the proxies is authorized to vote in his or her discretion upon any other matters as may properly come before the meeting or at any adjournment or postponement thereof.

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF RESOURCES CONNECTION, INC. October 19, 2017 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD OCTOBER 19, 2017: The accompanying Proxy Statement and the Company’s Annual Report to Stockholders for its fiscal year ended May 27, 2017, are available electronically on the Company’s website at http://ir.resourcesglobal.com/index.cfm. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 00003330303040000000 8 101917 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY (IF SIGNED) WILL BE VOTED “FOR” EACH DIRECTOR NOMINEE NAMED IN PROPOSAL 1, “FOR” EACH OF PROPOSAL 2 AND PROPOSAL 3, AND “1 YEAR” ON PROPOSAL 4. IF ANY DIRECTOR NOMINEE NAMED IN PROPOSAL 1 BECOMES UNABLE OR UNWILLING FOR GOOD CAUSE TO SERVE IF ELECTED, THE PERSONS NAMED AS PROXY SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSON AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE. WHETHER OR NOT DIRECTION IS MADE, EACH OF THE PROXIES IS AUTHORIZED TO VOTE IN HIS OR HER DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. To indicate changes change your to the the new address registered address on name(s) your in the account, address on the please account space check above. may not the Please be box submitted at note right and that via this method. 1. Nominees for a three-year term as a member of the Company’s Board of Directors: FOR AGAINST ABSTAIN 1a. Robert F. Kistinger 1b. Jolene Sarkis 1c. Anne Shih The Proposal Board 2. of Directors and the Audit Committee recommend a vote FOR 2. Ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2018. The Board of Directors recommends a vote FOR Proposal 3. 3. Advisory approval of the Company’s executive compensation. The Board of Directors recommends a vote of 1 YEAR on Proposal 4. 1 year 2 years 3 years ABSTAIN 4. Advisory Company’s approval executive of the compensation. frequency of future advisory votes on the 5. In other their matters discretion, as each may of properly the proxies come is authorized before the to meeting vote in his or or at her any discretion adjournment upon any or postponement thereof. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please title as such. sign exactly If the signer as your is a name corporation, or names please appear sign on full this corporate Proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign. such. When If signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person. give full

RESOURCES CONNECTION, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 19, 2017 The undersigned, a stockholder of RESOURCES CONNECTION, INC., a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and a copy of the Company’s Annual Report to Stockholders for its fiscal year ended May 27, 2017; and, revoking any proxy previously given, hereby constitutes and appoints Herbert M. Mueller and Kate W. Duchene, and each or either of them, as proxies, with full power of substitution in each, to represent and to vote all shares of Common Stock of the Company standing in the name of the undersigned that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Company’s Corporate Headquarters located at 17101 Armstrong Avenue, Irvine, California on October 19, 2017, at 1:30 p.m. pacific time, and at any adjournment or postponement thereof, on all matters coming before said meeting. The proposals referred to on the reverse side are described in the Proxy Statement, dated September 15, 2017, which is being delivered herewith in connection with the Annual Meeting of Stockholders. (Continued and to be signed on the reverse side) 1.1 14475